Exhibit 10.58

Execution Version

CREDIT AND GUARANTY AGREEMENT
as of December 15, 2015
among
TERRAFORM PRIVATE OPERATING II, LLC,
as Borrower,
TERRAFORM PRIVATE II, LLC,
as a Guarantor,
CERTAIN SUBSIDIARIES OF TERRAFORM PRIVATE OPERATING II, LLC,
as Guarantors,
VARIOUS LENDERS,
CITIBANK, N.A.,
as Administrative Agent and Collateral Agent,
and
CITIGROUP GLOBAL MARKETS INC.,
MORGAN STANLEY SENIOR FUNDING, INC.,
BARCLAYS BANK PLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
GOLDMAN SACHS BANK USA,
and
MACQUARIE CAPITAL (USA) INC.,
as Joint Lead Arrangers and Joint Bookrunners

and

UBS SECURITIES LLC,
as Co-Manager
________________________________________________________
$500 Million Term Loan
________________________________________________________

TABLE OF CONTENTS
Page
Section 1.DEFINITIONS AND INTERPRETATION    1
1.1.Definitions    1
1.2.Accounting Terms    40
1.3.Interpretation, Etc.    40
Section 2.LOANS    41
2.1.Term Loans    41
2.2.Pro Rata Shares; Availability of Funds    41
2.3.Use of Proceeds    42
2.4.Evidence of Debt; Register; Lenders’ Books and Records; Notes    42
2.5.Interest on Loans    43
2.6.Conversion/Continuation.    44
2.7.Default Interest    45
2.8.Fees    45
2.9.Scheduled Payments.    45
2.10.Voluntary Prepayments    46
2.11.Mandatory Prepayments    47
2.12.Application of Prepayments/Reductions    48
2.13.General Provisions Regarding Payments    48
2.14.Ratable Sharing    49
2.15.Making or Maintaining Eurodollar Rate Loans    50
2.16.Increased Costs; Capital Adequacy    52
2.17.Taxes; Withholding, Etc    53
2.18.Obligation to Mitigate    56
2.19.Defaulting Lenders    57
2.20.Removal or Replacement of a Lender    58
2.21.Term Loan Proceeds Account    59
2.22.Extension Option    60
Section 3.CONDITIONS PRECEDENT    60
3.1.Closing Date    60
Section 4.REPRESENTATIONS AND WARRANTIES    63
4.1.Organization; Requisite Power and Authority; Qualification    63
4.2.Equity Interests and Ownership    64
4.3.Due Authorization    64
4.4.No Conflict    64
4.5.Governmental Consents    64
4.6.Binding Obligation    64
4.7.Historical Financial Statements    65
4.8.Projections    65
4.9.No Material Adverse Effect    65
4.10.No Restricted Payments    65
4.11.Adverse Proceedings, Etc    65
4.12.Payment of Taxes    65
4.13.Properties    65
4.14.Environmental Matters    66
4.15.No Defaults    66
4.16.Material Contracts    66
4.17.Governmental Regulation    66
4.18.Federal Reserve Regulations; Exchange Act    67
4.19.Employee Matters    67
4.20.Employee Benefit Plans    67
4.21.Certain Fees    68
4.22.Solvency    68
4.23.Compliance with Statutes, Etc    68
4.24.Disclosure    68
4.25.PATRIOT Act    68
4.26.Energy Regulatory Matters    69
Section 5.AFFIRMATIVE COVENANTS    70
5.1.Financial Statements and Other Reports    70
5.2.Existence    74
5.3.Payment of Taxes and Claims    74
5.4.Maintenance of Properties    75
5.5.Insurance    75
5.6.Books and Records; Inspections    75
5.7.Lenders’ Meetings    75
5.8.Compliance with Laws    75
5.9.Environmental    76
5.10.Subsidiaries    77
5.11.Further Assurances    77
5.12.Cash Management Systems    78
5.13.Designation of Subsidiaries    78
5.14.Ratings    78
5.15.Energy Regulatory Status    78
5.16.Project Deposit Account    78
5.17.Maintenance of Corporate Separateness    79
5.18.Post-Closing Covenants    79
Section 6.NEGATIVE COVENANTS    79
6.1.Limitation on Indebtedness    79
6.2.Liens    83
6.3.Restricted Payments    83
6.4.Restrictions on Subsidiary Distributions    85
6.5.Asset Sales    88
6.6.Transactions with Shareholders and Affiliates    88
6.7.Conduct of Business    90
6.8.Permitted Activities of Project Holdcos    90
6.9.Fiscal Year    90
6.10.Amendments or Waivers of Organizational Documents    90
6.11.Financial Covenant    91
6.12.Amendments or Waivers of Acquisition Agreement    91
6.13.Permitted Activities of Holdings    91
Section 7.GUARANTY    91
7.1.Guaranty of the Obligations    91
7.2.Contribution by Guarantors    92
7.3.Payment by Guarantors    92
7.4.Liability of Guarantors Absolute    93
7.5.Waivers by Guarantors    94
7.6.Guarantors’ Rights of Subrogation, Contribution, Etc    95
7.7.Subordination of Other Obligations    96
7.8.Continuing Guaranty    96
7.9.Authority of Guarantors or Borrower    96
7.10.Financial Condition of Borrower    96
7.11.Bankruptcy, Etc    96
7.12.Discharge of Guaranty Upon Sale of Guarantor    97
7.13.Keepwell    97
Section 8.EVENTS OF DEFAULT    98
8.1.Events of Default    98
Section 9.AGENTS    100
9.1.Appointment of Agents    100
9.2.Powers and Duties    101
9.3.General Immunity    101
9.4.Agents Entitled to Act as Lender    103
9.5.Lenders’ Representations, Warranties and Acknowledgment    103
9.6.Right to Indemnity    103
9.7.Successor Administrative Agent and Collateral Agent    104
9.8.Collateral Documents and Guaranty    105
9.9.Withholding Taxes    107
9.10.Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim    107
Section 10.MISCELLANEOUS    108
10.1.Notices    108
10.2.Expenses    110
10.3.Indemnity    110
10.4.Set‑Off    112
10.5.Amendments and Waivers    112
10.6.Successors and Assigns; Participations    114
10.7.Independence of Covenants    118
10.8.Survival of Representations, Warranties and Agreements    118
10.9.No Waiver; Remedies Cumulative    118
10.10.Marshalling; Payments Set Aside    119
10.11.Severability    119
10.12.Obligations Several; Independent Nature of Lenders’ Rights    119
10.13.Headings    119
10.14.APPLICABLE LAW    119
10.15.CONSENT TO JURISDICTION    119
10.16.WAIVER OF JURY TRIAL    120
10.17.Confidentiality    121
10.18.Usury Savings Clause    122
10.19.Effectiveness; Counterparts    122
10.20.PATRIOT Act    122
10.21.Electronic Execution of Assignments    122
10.22.No Fiduciary Duty    123
10.23.Entire Agreement    123

APPENDICES:    A    Closing Date Commitments
B    Notice Addresses

SCHEDULES:	1.1A Closing Date Acquisition Projects
1.1B    Post-Closing Date Acquisition Projects
1.1C    Existing Liens
3.1(c)    Separateness Requirements
3.1(h)    Existing Indebtedness
4.1    Jurisdictions of Organization and Qualification
4.2    Equity Interests and Ownership
4.7    Historical Financial Statements
4.16    Material Contracts
4.26 Entities Regulated Under PURPA
5.17(b)    Separateness Covenants
6.1    Existing Indebtedness
6.4 Existing Restrictions on Subsidiary Distributions

EXHIBITS:        A‑1    Funding Notice
A‑2    Conversion/Continuation Notice
B    Note
C    Compliance Certificate
D    Assignment Agreement
E    Certificate re Portfolio Interest Exemption
F    Solvency Certificate
G    Counterpart Agreement
H    Intercompany Note

CREDIT AND GUARANTY AGREEMENT
This CREDIT AND GUARANTY AGREEMENT, dated as of December 15, 2015, is entered into by and among TERRAFORM PRIVATE OPERATING II, LLC, a Delaware limited liability company (“Borrower”), TERRAFORM PRIVATE II, LLC, a Delaware limited liability company (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, CITIBANK, N.A. (“Citi”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), CITIGROUP GLOBAL MARKETS INC., MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), BARCLAYS BANK PLC (“Barclays”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPFS”), GOLDMAN SACHS BANK USA (“GS Bank”), and MACQUARIE CAPITAL (USA) INC. (“Macquarie Capital”), as Joint Lead Arrangers (in such capacity, “Arrangers”) and Joint Bookrunners, and UBS SECURITIES, LLC (“UBSS”), as Co-Manager (in such capacity, “Co-Manager”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, Lenders have agreed to extend a term loan credit facility to Borrower in an aggregate principal amount of $500 million, the proceeds of which will be used in accordance with Section 2.3;
WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries subject to the terms of the Pledge and Security Agreement; and
WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including Borrower) subject to the terms of the Pledge and Security Agreement;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1.DEFINITIONS AND INTERPRETATION
1.1.    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“Acquired Debt” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with or in contemplation of such Person becoming a Restricted Subsidiary of the Borrower or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Borrower or any Restricted Subsidiary. Acquired Debt will be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.
2    “Acquisition” means the acquisition by the Borrower of the Closing Date Acquisition Projects pursuant to the terms and conditions of the applicable Acquisition Agreement, if applicable.
3    “Acquisition Agreement” means, collectively, the U.S. Acquisition Agreement and the Ontario Acquisition Agreement.
4    “Acquisition Agreement Date” as defined in Section 6.1.
5    “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market for deposits (for delivery on the first day of such period) in Dollars of amounts in same-day funds comparable to the principal amount of the applicable Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate with respect to any Loan shall at no time be less than 1.00% per annum.
6    “Administrative Agent” as defined in the preamble hereto.
7    “Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.
8    “Affected Lender” as defined in Section 2.15(b).
9    “Affected Loans” as defined in Section 2.15(b).
10    “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 50% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
11    “Agent” means each of (i) Administrative Agent, (ii) Co-Manager, (iii) Collateral Agent, (iv) each Bookrunner and (v) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.
12    “Agent Affiliates” as defined in Section 10.1(b)(iii).
13    “Aggregate Amounts Due” as defined in Section 2.14.
14    “Aggregate Payments” as defined in Section 7.2.
15    “Agreement” means this Credit and Guaranty Agreement, dated as of December 15, 2015, as it may be amended, restated, supplemented or otherwise modified from time to time.
16    “Applicable Margin” means (a) with respect to Base Rate Loans, 4.50% per annum and (b) with respect to Eurodollar Rate Loans, 5.50% per annum.
17    “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
18    “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).
19    “Arrangers” as defined in the preamble hereto.
20    “Asset Sale” means:
21    (a)     the sale, lease, transfer, conveyance or other disposition of all or a portion of any Project or all or a portion of the Equity Interests in any Subsidiary of Borrower that directly or indirectly owns a Project (including through the issuance of Equity Interests therein);
22    (b)    the sale, lease, transfer, conveyance or other disposition of any assets by the Borrower or any of its Restricted Subsidiaries outside of the ordinary course of business; and
23    (c)    the issuance of Equity Interests by any Restricted Subsidiary or the sale by the Borrower or any of its Restricted Subsidiaries of Equity Interests in any of the Restricted Subsidiaries (in each case, other than directors’ qualifying shares).
24    Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
25    (1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10,000,000;
26    (2)    a transfer of assets or Equity Interests between or among the Credit Parties (other than Holdings);
27    (3)     subject to the limitations set forth in Section 6.8, an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary that is a Credit Party;
28    (4)    the sale, lease or other transfer of accounts receivable, inventory or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;
29    (5)    the sale, conveyance or other disposition for value of environmental attributes or energy, fuel, water or emission credits or similar rights or contracts for any of the foregoing by the Borrower or any of its Restricted Subsidiaries;
30    (6)    licenses and sublicenses by the Borrower or any of its Restricted Subsidiaries;
31    (7)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims;
32    (8)    the granting and enforcement and exercise of a Lien not prohibited by Section 6.2;
33    (9)    any Restricted Payment not prohibited by Section 6.3, any Permitted Investment and any Permitted Debt;
34    (10)    the sale or other disposition of cash or Cash Equivalents;
35    (11)    the disposition of receivables in connection with the compromise, settlement or collection thereof in bankruptcy or similar proceedings;
36    (12)    the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
37    (13)    the disposition of assets to a person who is providing services (the provision of which has been or is to be outsourced by the Borrower or any Subsidiary to such person) related to such assets;
38    (14)    the lease (including sale and leaseback and inverted lease transactions), as lessor or sublessor, or license (other than any long-term exclusive license), as licensor or sublicensor, of real or personal property or intellectual property of a Non-Recourse Subsidiary that does not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or that is otherwise a Permitted Lien;
39    (15)    the cancellation of intercompany Indebtedness with Borrower or any of its Subsidiaries permitted hereunder;
40    (16)    swaps of assets for other similar assets or assets whose value is reasonably equivalent or greater in terms of type, value and quality, than the assets being swapped, as determined in good faith by Borrower;
41    (17)    the unwinding of any Hedge Agreement; and
42    (18)    the issuance, sale or other disposition of Equity Interests in (i) Joint Ventures or (ii) Subsidiaries, substantially all of which Subsidiaries’ or Joint Ventures’ assets are assets that, if disposed of separately, would not constitute an Asset Sale, in a single transaction or series of related transactions.
43    “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.
44    “Assignment Effective Date” as defined in Section 10.6(b).
45    “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or other authorized signatory of such Person; provided that the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such other Authorized Officer.
46    “Bank Product Obligations” means all obligations and liabilities of any kind, nature or character (whether direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, due or to become due that are in existence on the Closing Date or thereafter incurred) of the Borrower or any Guarantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, commercial credit card, purchasing card, merchant card, cash management or automated clearing house transfers of funds services or any related services, including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by a holder of Bank Product Obligations in connection with the collection or enforcement thereof.
47    “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
48    “Barclays” as defined in the preamble hereto.
49    “Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate with respect to any Loan shall at no time be less than 2.00% per annum.
50    “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
51    “Beneficiary” means each Agent, Lender and Lender Counterparty.
52    “Beneficial Owner” mean Lender or beneficial owner, to the extent that such Lender is not the beneficial owner of the Loan (as well as any Notes evidencing such Loan).
53    “Bishop Hill PSA” means that certain Amended and Restated Purchase and Sale Agreement, dated as of December 15, 2015, by and between Invenergy Wind Global LLC and TerraForm IWG Acquisition Holdings II, LLC.
54    “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
55    “Bookrunners” means Arrangers, in their capacity as joint lead arrangers and joint bookrunners.
56    “Borrower” as defined in the preamble hereto.
57    “Borrower Debt Service Expense” means, for any period, an amount equal to the sum, without duplication, of (i) Borrower Interest Expense, (ii) scheduled payments of principal on Borrower Total Debt (excluding mandatory prepayments pursuant to Section 2.11 and the final payment of the Term Loan) and (iii) all other debt service expense payments of Permitted Debt made by Borrower from the Project Deposit Account. Notwithstanding the foregoing, Borrower Debt Service Expense (x) for the Fiscal Quarter ended June 30, 2015 shall be deemed to be $9,375,000, (y) for the Fiscal Quarter ended September 30, 2015 shall be deemed to be $9,375,000, and (z) for the Fiscal Quarter ended December 31, 2015 shall be deemed to be $9,375,000.
58    “Borrower Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Lease Obligations in accordance with GAAP and capitalized interest) of Borrower with respect to all outstanding Indebtedness of Borrower, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs due and payable under Interest Rate Agreements (other than any termination payments), but excluding, however, (i) any amount not payable in Cash, (ii) any amounts referred to in Section 2.8(a) payable on or before the Closing Date and (iii) any Extension Fee payable pursuant to Section 2.8(b).
59    “Borrower Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined in accordance with GAAP, for the avoidance of doubt excluding Non-Recourse Project Indebtedness.
60    “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Borrower or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization (i) that were not included on the consolidated balance sheet of the Borrower as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes hereunder (including, without limitation, the calculation of Project CAFD) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.
61    “Cash” means money, currency or a credit balance in any demand or Deposit Account.
62    “Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) solely with respect to Foreign Subsidiaries, other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
63    “Certificate re Portfolio Interest Exemption” means a certificate substantially in the form of Exhibit E.
64    “Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than a Permitted Holder shall have acquired Control of TerraForm Power; (ii) TerraForm Power shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Holdings or (iii) Holdings shall cease to directly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower.
65    “Citi” as defined in the preamble hereto.
66    “Clean Energy System” means a solar, wind, biomass, natural gas, hydroelectric, geothermal or other clean energy generating installation or a hybrid energy generating installation that utilizes a combination of solar, wind, biomass, natural gas, hydroelectric, geothermal or other clean fuel and an alternative fuel source, in each case whether commercial or residential in nature, and/or any transmission facilities relating to the foregoing.
67    “Closing Date” means December 15, 2015.
68    “Closing Date Acquisition Projects” means the projects more particularly described on Schedule 1.1A hereto.
69    “Closing Date Certificate” means the certificate delivered on the Closing Date in accordance with Section 3.1(n).
“Closing Date Material Adverse Effect” means the occurrence of any of the following:

(1)    with respect to the acquisition (the “U.S. Acquisition”) of entities and projects pursuant to any U.S. Acquisition Agreement, any change or effect that, individually or in the aggregate with other such changes or effects, is materially adverse to (a) the Business, results of operations, assets or liabilities, financial condition, or properties of the Acquired Entities or the Projects, in each case, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby or perform its obligations hereunder, or the ability of Seller to consummate the transactions contemplated by the Investment Documents to which it is a party or perform its obligations thereunder, each on a timely basis; provided, however, that none of the following shall be or will be deemed to constitute and shall not be taken into account in determining the occurrence of a Closing Date Material Adverse Effect, to the extent not having a disproportionate adverse effect on any Acquired Entity or any Project compared to other wind generation projects within the same regional transmission organization (RTO): any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the relevant Project Company; (c) any act of God or change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws) adopted or approved by any Governmental Authority; (e) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (f) any actions to be taken pursuant to or in accordance with this Agreement; or (g) the announcement or pendency of the transactions contemplated hereby, including disputes or any fees or expenses incurred in connection therewith or any labor union activities or disputes (other than with respect to Seller and its affiliates); and

(2)    with respect to the acquisition (the “Ontario Acquisition”) of project and other assets pursuant to the Ontario Acquisition Agreement, any change or effect that, individually or in the aggregate with other such changes or effects, is materially adverse to (a) the Business, results of operations, assets or liabilities, financial condition or properties of the Seller or the Project, in each case, taken as a whole, or (b) the ability of the Seller Parent to consummate the transactions contemplated hereby or perform its obligations hereunder or the ability of the Seller to consummate the transactions contemplated by the Transaction Documents to which it is a party or perform its obligations thereunder, each on a timely basis; provided, however, that none of the following shall be or will be deemed to constitute and shall not be taken into account in determining the occurrence of a Closing Date Material Adverse Effect, to the extent not having a disproportionate adverse effect on Seller or the Project compared to other wind generation projects within Ontario: any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any act of God or economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the Project; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), adopted or approved by any Governmental Authority; (e) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (f) any actions to be taken pursuant to or in accordance with this Agreement; or (g) the announcement or pendency of the transactions contemplated hereby, including disputes or any fees or expenses incurred in connection therewith or any labor union activities or disputes (other than with respect to Seller and its Affiliates).

All capitalized terms used but not defined in clause (1) and clause (2) of this definition of “Closing Date Material Adverse Effect” have the meanings given to them in the applicable U.S. Acquisition Agreement and the Ontario Acquisition Agreement, respectively.

70    “Collateral” means, collectively, all of the personal property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations; provided that in no event shall the Collateral include any Excluded Property.
71    “Collateral Agent” as defined in the preamble hereto.
72    “Collateral Documents” means the Pledge and Security Agreement, the control agreements in respect of each of the Project Deposit Account and the Term Loan Proceeds Account and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations; provided that, in no event shall any Credit Party be required to provide, and therefore in no event shall “Collateral Documents” include, mortgages with respect to interests in real property.
73    “Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
74    “Co-Manager” as defined in the preamble hereto.
75    “Commitment” means the commitment of a Lender to make or otherwise fund a Loan on the Closing Date, and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $500,000,000.
76    “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
77    “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
78    “Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent internal consolidated balance sheet of the Borrower available as of such date, but giving pro forma effect to any acquisition or disposition occurring on or prior to such date of determination.
79    “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
80    “Contributing Guarantors” as defined in Section 7.2.
81    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
82    “Controlled Foreign Corporation” means “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code; provided however, for the avoidance of doubt, none of Borrower, the Persons that are Guarantors as of the Closing Date or any Project Holdco shall be a Controlled Foreign Corporation.
83    “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
84    “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A‑2.
85    “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.
86    “CRPB PSA” means that certain Amended and Restated Purchase and Sale Agreement, dated as of December 15, 2015, by and between Invenergy Wind Global LLC and TerraForm IWG Acquisition Holdings III, LLC.
87    “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any agreement entered into by any Credit Party with respect to the Term Loan Proceeds Account, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.
88     “Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document, including, for the avoidance of doubt, Borrower and each Guarantor. Notwithstanding anything in the Credit Documents to the contrary, no Non-Recourse Subsidiary and no Immaterial Subsidiary shall be a Credit Party.
89    “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.
90    “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
91    “Debt Service Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Project CAFD to (b) Borrower Debt Service Expense, in each case for the four Fiscal Quarter period ending on such date; provided, however, that the Debt Service Coverage Ratio for any Fiscal Quarter in which Borrower or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person or any property with a value in excess of $2,000,000 at any time after the first day of such Fiscal Quarter shall be calculated by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower).
92    “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
93    “Defaulting Lender” means subject to Section 2.19(b), any Lender (a) that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) that has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) for which Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
94    “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
95    “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) contractually provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Commitments.
96    “Dollars” and the sign “$” mean the lawful money of the United States of America.
97    “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
98    “Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, in the case of each of clauses (i) and (ii) above, no Defaulting Lender, Ineligible Institution, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.
99    “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of the Guarantors or (solely with respect to an employee benefit plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA or is otherwise subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA) any of their respective ERISA Affiliates.
100    “Environmental Claim” means any investigation, written notice, request for information, notice of potential liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with the presence, Release or threatened Release of Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health or safety, natural resources or the environment.
101    “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) the protection of the environment; (ii) the generation, use, storage, transportation, disposal or Release of Hazardous Materials; (iii) occupational health and safety and industrial hygiene; or (iv) the protection of human, plant or animal health or natural resources, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
102    “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
103    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
104    “ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of the Guarantors shall continue to be considered an ERISA Affiliate of Borrower or any such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Guarantor and with respect to liabilities arising after such period for which Borrower or such Guarantor could be liable under the Internal Revenue Code or ERISA.
105    “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30‑day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the receipt by the Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (ix) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of the Guarantors or (solely with respect to taxes imposed under Section 4971 of the Internal Revenue Code) any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4971 of ERISA in respect of any Employee Benefit Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of the Guarantors or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xii) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Internal Revenue Code); or (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower, any of the Guarantors or any of their respective ERISA Affiliates.
106    “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
107    “Event of Default” means each of the conditions or events set forth in Section 8.1.
108    “EWG Status” as defined in Section 4.26(a).
109     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
110    “Excluded Hedge Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
111    “Excluded Property” means any (a) real property of any Credit Party; (b) lease, license, contract or agreement to which any Credit Party is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Credit Party, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in this clause (b) shall not include any Proceeds (as defined in the UCC) of any such lease, license, contract or agreement unless such Proceeds also constitute Excluded Property; (c) outstanding Equity Interests of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of Equity Interests of such Controlled Foreign Corporation entitled to vote; provided that the Collateral shall include 100% of all classes of outstanding Equity Interests of any Controlled Foreign Corporation not entitled to vote; provided, further, that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Equity Interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Credit Party shall attach to, such greater percentage of Equity Interests of each Controlled Foreign Corporation; (d) “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; or (e) of the outstanding Equity Interests of a Non-Recourse Subsidiary (other than any Non-Recourse Subsidiary Pledgee); provided, however, that the exclusions referred to in this clause (e) shall not include any Proceeds of any such Equity Interests unless such Proceeds also constitute Excluded Property.
112    “Excluded Subsidiary” means each of the following Subsidiaries and each of their respective Subsidiaries: (i) TerraForm Utility Solar XIX Manager, LLC; (ii) First Wind Panhandle Holdings II, LLC; (iii) California Ridge Class B Holdings LLC; (iv) TerraForm IWG Acquisition Holdings, LLC; (v) Invenergy Prairie Breeze Holdings LLC; (vi) Prairie Breeze Facility Manager LLC; (vii) TerraForm IWG Ontario Holdings Parent, LLC; and (viii) TerraForm IWG Acquisition Holdings II Parent, LLC; provided, however, that a Subsidiary shall cease being an Excluded Subsidiary if and when the Credit Parties reasonably believe that such Subsidiary or its Subsidiaries has ceased being a party or otherwise subject to Project Obligations (including any tax equity or organizational documents applicable to such Subsidiary) and/or Non-Recourse Indebtedness that the Credit Parties reasonably believe restricts or otherwise precludes the Credit Parties from causing such Subsidiary from becoming a Guarantor and/or pledging its Equity Interests or other assets as contemplated herein without requiring that a Credit Party or its Subsidiary seek, request or obtain an amendment, modification, waiver, or consent to such documentation from a third-party.
113    “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Beneficiary being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Beneficiary’s failure to comply with Section 2.17(c), and (d) any U.S. federal withholding Taxes imposed under FATCA.
114    “Exposure” means, with respect to any Lender as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided at any time prior to the making of the Loans, the Exposure of any Lender shall be equal to such Lender’s Commitment.
115    “Extension Option” as defined in Section 2.22.
116    “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.
“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress of either party, determined in good faith by Borrower or otherwise supported by an appraisal by an unrelated Person.
117    “Fair Share” as defined in Section 7.2.
118    “Fair Share Contribution Amount” as defined in Section 7.2.
119    “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to the foregoing, and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law, regulations, rules or practices implementing such intergovernmental agreements).
120    “Federal Energy Regulatory Authorizations, Exemptions, and Waivers” as defined in Section 4.26(d).
121    “Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.
122    “FERC” as defined in Section 4.26(a).
123    “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of an Authorized Officer of Holdings (which Authorized Officer shall be familiar with the financial condition of Holding and its Subsidiaries) that such financial statements present fairly, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.
124    “Financial Plan” as defined in Section 5.1(h).
125    “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
126    “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
127    “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
128    “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
129    “FPA” as defined in Section 4.26(c).
130    “FUCO” as defined in Section 4.26(b).
131    “Funding Guarantors” as defined in Section 7.2.
132    “Funding Notice” means a notice substantially in the form of Exhibit A-1.
133    “Funds Release Date” shall mean each date upon which Borrower requests a disbursement of the Term Loan Proceeds Amount in accordance with Section 2.21(c)(i).
134    “GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.
135    “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
136    “Governmental Authorization” means any permit, license, tariff, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
137    “Grantor” as defined in the Pledge and Security Agreement.
138    “GS Bank” as defined in the preamble hereto.
139    “Guaranteed Obligations” as defined in Section 7.1.
140    “Guarantor” means Holdings and each Domestic Subsidiary of Holdings (other than Borrower, any Immaterial Subsidiary, any Non-Recourse Subsidiary and any Excluded Subsidiary). For the avoidance of doubt, as of the Closing Date, the only Guarantors are (i) Holdings, (ii) TerraForm Utility Solar XIX Holdings, LLC, (iii) TerraForm IWG Acquisition Holdings III, LLC, (iv) TerraForm IWG Ontario Holdings Grandparent, LLC and (v) TerraForm IWG Acquisition Ultimate Holdings II, LLC.
141    “Guarantor Subsidiary” means each Guarantor other than Holdings.
142    “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
143    “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which is reasonably likely to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
144    “Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement, or a REC Hedge, in each case entered into by a Credit Party with a Lender Counterparty.
145    “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
146    “Historical Financial Statements” means the financial statements described in Schedule 4.7.
147    “Holdings” as defined in the preamble hereto.
148    “Immaterial Subsidiary” means, as of any date, any Subsidiary (other than a Credit Party) at any time designated by Borrower as an “Immaterial Subsidiary”; provided that (a) the aggregate Project CAFD distributed or otherwise paid to Borrower or Holdings by any individual Immaterial Subsidiary (together with its direct or indirect parent entities) for the previous four Fiscal Quarters shall not exceed 5.0% of the Project CAFD distributed or otherwise paid to Borrower and Holdings in the aggregate for such period and (b) the aggregate Project CAFD distributed or otherwise paid to Borrower or Holdings by all Immaterial Subsidiaries (together with their direct or indirect parent entities) for the previous four Fiscal Quarters shall not exceed 7.5% of the Project CAFD distributed or otherwise paid to Borrower and Holdings in the aggregate for such period; provided, that (1) for purposes of the foregoing clauses (a) and (b), TerraForm Utility Solar XIX Holdings, LLC and its Subsidiaries shall constitute a single Subsidiary and (2) in the event that run-rate Project CAFD for any Immaterial Subsidiary (together with its direct or indirect parent entities) is not available for the previous four Fiscal Quarters, Project CAFD for such Immaterial Subsidiary (together with its direct or indirect parent entities) shall be determined on a pro forma basis, taking into account any Fiscal Quarter for which run-rate Project CAFD is available, and, if no run-rate Project CAFD is available, on a projected basis based on the Projections made available to the Lenders as of the Closing Date. Notwithstanding the foregoing, none of the following Subsidiaries shall be deemed to be an Immaterial Subsidiary for any purposes of this Agreement or any of the other Credit Documents: (i) TerraForm Utility Solar XIX, LLC and each of its Subsidiaries (and its direct or indirect parents), (ii) Prairie Breeze Wind Energy II LLC and its direct or indirect parents), and (iii) Prairie Breeze Wind Energy III, LLC (and its direct or indirect parents).
149    “Increased-Cost Lender” as defined in Section 2.20.
150    “Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of Capitalized Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (A) any such obligations incurred under ERISA, (B) any earn-out obligations consisting of the deferred purchase price of property acquired until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and (C) accounts payable in the ordinary course of business and not more than 120 days overdue), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but excluding letters of credit for the account of any Persons other than Credit Parties which are cash collateralized or with respect to which back-to-back letters of credit have been issued); (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) any obligations with respect to tax equity or similar financing arrangements (other than any such obligations of Non-Recourse Subsidiaries); and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, whether entered into for hedging or speculative purposes or otherwise; provided, further, that Permitted Equity Commitments, Permitted Project Undertakings, Permitted Deferred Acquisition Obligations and Project Obligations shall not constitute Indebtedness.
151    “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release or threatened Release of Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee or engagement letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or the Release or threatened Release of Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, but without limiting the Credit Parties’ obligations in the case of liabilities of Indemnitees to third parties and related losses, claims, damages and out-of-pocket expenses, the Credit Parties shall not be liable to any Indemnitee for any indirect, consequential, special or punitive damages in connection with this Agreement or the transactions contemplated hereby; provided that nothing contained in the foregoing shall limit the Credit Parties’ obligations to the extent such indirect, consequential, special or punitive damages are included in any third party claims in connection with the Credit Documents or constitute claims for which an Indemnitee is otherwise entitled to indemnification hereunder.
152    “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Beneficiary under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
153    “Indemnitee” as defined in Section 10.3(a).
154    “Ineligible Institution” means those banks, financial institutions and other institutional lenders separately identified in writing by the Borrower to the Administrative Agent and the Arrangers on or prior to July 1, 2015 (it being understood that no such banks, financial institutions and other institutional lenders have been so identified).
155    “Installment” as defined in Section 2.9.
156    “Intercompany Note” means a promissory note substantially in the form of Exhibit H evidencing Indebtedness owed among Credit Parties and their Subsidiaries.
157    “Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
158    “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Days occur in such month, in which case such Interest Period shall expire on the immediately preceding Business Day and (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
159    “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
160    “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
161    “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter (unless as indicated otherwise).
162    “Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Borrower or any Subsidiary of Borrower from any Person (other than any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (iv) any cancellation of Indebtedness by Borrower or any Subsidiary of Borrower in favor of any other Person (other than any Guarantor), other than the settlement of trade obligations in the ordinary course of business and (v) all investments consisting of any exchange-traded or over-the-counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment, but deducting therefrom the amount of any repayments or distributions received on account of such Investment by, or the return on or of capital with respect to, such Investment to, the Person making such Investment. For the avoidance of doubt, neither any Permitted Project Undertakings nor any payment pursuant to and in accordance with the terms thereof shall be deemed to constitute an Investment.
163    “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party. The Joint Ventures in which the Borrower has indirectly invested as of the Closing Date are set forth in Schedule 4.1.
164    “Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, as extended in accordance with this Agreement from time to time.
165    “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
166    “Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be); provided, at the time of entering into a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.
167    “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
168    “Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1(a) on the Closing Date.
169    “Macquarie Capital” as defined in the preamble hereto.
170    “Margin Stock” as defined in Regulation U.
171    “Market-Based Rate Authorizations” as defined in Section 4.26(d).
172    “Master Agreement” has the meaning specified in the definition of the term “Swap Contract.”
173    “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
174    “Material Contract” means any power purchase agreement, any tax equity document, any material definitive credit or loan agreement with respect to Non-Recourse Project Indebtedness and any contract or other arrangement, in each case, to which Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
175    “Maturity Date” means the earlier of (a) January 15, 2017, subject to extension pursuant to Section 2.22, and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
176    “MLPFS” as defined in the preamble hereto.
177    “Moody’s” means Moody’s Investors Service, Inc.
178    “Morgan Stanley” as defined in the preamble hereto.
179    “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
180    “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
181    “Net Asset Sale Proceeds” means, the aggregate cash proceeds received by Borrower or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration or Cash Equivalents substantially concurrently received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, all distributions and other payments required to be made to minority interest holders (other than Borrower or any Subsidiary of Borrower) in Subsidiaries or Joint Ventures as a result of such Asset Sale, and any reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash and (ii) the payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Non-Recourse Project Indebtedness that is secured by a Lien on the assets subject, directly or indirectly, to the Asset Sale and that is required to be repaid under the terms thereof.
182    “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Non-Recourse Project Indebtedness that is secured by a Lien on the assets subject to the events described in clauses (i)(a) and (i)(b) above that is required to be repaid under the terms thereof.
183    “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xii) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness was to be terminated as of that date).
184    “Net Non-Operating Capital Events Proceeds” means, the aggregate cash proceeds received by Borrower or any of its Subsidiaries in respect of any Non-Operating Capital Events, net of (i) the direct costs relating to such Non-Operating Capital Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such Non-Operating Capital Event, taxes paid or payable as a result of such Non-Operating Capital Event, all distributions and other payments required to be made to minority interest holders (other than Borrower or any Subsidiary of Borrower) in Subsidiaries or Joint Ventures as a result of such Non-Operating Capital Event, and any reserve against liabilities associated with such Non-Operating Capital Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Non-Operating Capital Event, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash and (ii) the payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Non-Recourse Project Indebtedness that is secured by a Lien on the assets subject to such Non-Operating Capital Events that is required to be repaid under the terms thereof.
185    “New Bishop Hill Debt” means the Non-Recourse Indebtedness that is described under the heading “Bishop Hill” on Schedule 4.16.
186    “Non-Consenting Lender” as defined in Section 2.20.
187    “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
188    “Non-Operating Capital Event” means any termination, unwind or similar payments in respect of power purchase agreements, hedges, indemnification payments under material contracts or any other similar event resulting from the acceleration of termination of other contracts other than in the ordinary course of business.
189    “Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.
190    “Non-Recourse Project Indebtedness” means Indebtedness of a Non-Recourse Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, guarantee or otherwise) to Borrower or any other Credit Party other than recourse (a) in respect of any acquisition or contribution agreement with respect to any Investment permitted hereunder entered into by Borrower or any other Credit Party or (b) pursuant to Permitted Project Undertakings or Permitted Equity Commitments.
“Non-Recourse Subsidiary” means:
(a)    any Subsidiary of Borrower that (i) is owned, directly or indirectly, by a Project Holdco, (ii)(x) is the owner, lessor and/or operator of one or more Clean Energy Systems, (y) the lessee or borrower in respect of Non-Recourse Project Indebtedness financing one or more Clean Energy Systems, and/or (z) develops or constructs one or more Clean Energy Systems, (iii) has no Subsidiaries and owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of such Clean Energy Systems and (iv) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness; and
(b)    any Subsidiary that (i) is the direct or indirect owner of all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or clause (b)(i) above, (iii) owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Clean Energy Systems, (iv) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness, (v) is not a direct Subsidiary of Borrower and (vi) after the use of commercially reasonable efforts by the Credit Parties after the Closing Date, is not permitted to become a Guarantor or pledge the Equity Interests or other assets it owns as contemplated herein; provided, however, that the provisions of the foregoing clause (vi) shall not apply to any Excluded Subsidiary. For the avoidance of doubt, no Project Holdco shall be deemed a Non-Recourse Subsidiary.
“Non-Recourse Subsidiary Pledgee” means each of the following: (i) TerraForm Utility Solar XIX Manager, LLC; (ii) First Wind Panhandle Holdings II, LLC; (iii) California Ridge Class B Holdings LLC; (iv) TerraForm IWG Acquisition Holdings, LLC; (v) Invenergy Prairie Breeze Holdings LLC; (vi) Prairie Breeze Expansion Class B Holdings, LLC; (vii) TerraForm IWG Ontario Holdings Parent, LLC; (viii) TerraForm IWG Acquisition Holdings II Parent, LLC; and (ix) any other direct Subsidiary of any Guarantor.
191    “Non‑U.S. Lender” as defined in Section 2.17(c).
192    “Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.
193    “Notice” means a Funding Notice or a Conversion/Continuation Notice.
194    “Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), settlement payments or payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise; provided, further, that Obligations of any Guarantor shall not include any Excluded Hedge Obligations of such Guarantor.
195    “Obligee Guarantor” as defined in Section 7.7.
196    “Ontario Acquisition” as defined in “Closing Date Material Adverse Effect”.
197    “Ontario Acquisition Agreement” means that certain Raleigh Asset Purchase and Sale Agreement, dated June 30, 2015, relating to certain Ontario, Canada projects, entered into by and between Invenergy Wind Canada Green Holdings ULC, Invenergy Wind Global LLC, Marubeni Corporation, Caisse de dépôt et placement du Québec and TerraForm IWG Ontario Holdings, LLC (as amended by that certain First Amending Agreement dated as of December 15, 2015).
198    “Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.
199    “Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Commitment or Credit Document).
200    “Other Taxes” means any and all present or future stamp, court, recording, filing or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, perfection of a security interest under or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
201    “Participant Register” as defined in Section 10.6(g)(i).
202    “PATRIOT Act” as defined in Section 3.1(o).
203    “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
204    “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 or Section 303 of ERISA.
“Permitted Business” means any Person engaged only in the businesses, services or activities described in Section 6.7.
205    “Permitted Debt” as defined in Section 6.1(a).
206    “Permitted Deferred Acquisition Obligation” means an obligation of Holdings or any of its Subsidiaries to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions, so long as such acquisition is otherwise permitted hereunder.
207    “Permitted Equity Commitments” means obligations of Borrower or any of its Subsidiaries to make any payment in respect of any Equity Interest in any Non-Recourse Subsidiary (and any guarantee by Borrower or any of its Subsidiaries of such obligations) as long as each such payment in respect of such Equity Interest constitutes an Investment expressly permitted by Section 6.6; provided, however, that in no event shall any Credit Party guarantee the obligations of any Subsidiary of the Borrower that is not also a Subsidiary of such Credit Party.
208    “Permitted Holder” means (i) SunEdison or any of its Controlled Affiliates and (ii) TerraForm Power, Inc. or any of its Controlled Affiliates.
209    “Permitted Intercompany Indebtedness” as defined in Section 6.1(a)(xviii).
210    “Permitted Investment” means:
211    (1)    any Investment in the Borrower or any Restricted Subsidiary;
212    (2)    any Investment in cash or Cash Equivalents;
213    (3)    reserved;
214    (4)    any Investment existing on the Closing Date and any extension, modification or renewal of any such Investments (but not any such extension, modification or renewal to the extent it involves additional advances, contributions or other investments of cash or property, except as otherwise permitted under this Agreement);
215    (5)    any Investments received in compromise or resolutions of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business or (ii) litigation, arbitration or other disputes;
216    (6)    obligations in respect of Hedge Agreements permitted under Section 6.1(a)(xi);
217    (7)    any Investment in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits made in the ordinary course of business;
218    (8)    loans or advances to employees made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
219    (9)    any guarantee of Indebtedness permitted to be incurred under Sections 6.1(a)(xii) and 6.1(a)(xv) (other than Indebtedness under any Non-Recourse Project Indebtedness) and any guarantee of performance obligations in the ordinary course of business;
220    (10)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
221    (11)    extensions of credit to (and guarantees to the benefit of) customers and suppliers in the ordinary course of business including, advances to customers and suppliers that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower and its Restricted Subsidiaries in the ordinary course of business; and
222    (12)    other Investments made since the Closing Date in any Person having an aggregate Fair Market Value at any time outstanding (measured, with respect to each Investment, on the date such Investment was made and without giving effect to subsequent changes in value) not to exceed $15,000,000; provided that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and not this clause (12).
223    “Permitted Liens” means:
224    (1)    Liens securing the Obligations;
225    (2)    Liens on property (including Equity Interests) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Borrower or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Subsidiary or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged with or into or consolidated with Borrower or any Subsidiary;
226    (3)    Liens on property existing at the time Borrower or any of its Subsidiaries acquires such property; provided that such Liens were in existence prior to the contemplation of such acquisition, were not incurred in contemplation thereof and do not extend to any other assets of Borrower or any of its Subsidiary;
227    (4)    Liens securing Indebtedness under Bank Product Obligations, cash pooling arrangements and Hedge Agreements, which obligations are permitted by Section 6.1(a)(xi) and Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;
228    (5)    Liens existing on the Closing Date and specified on Schedule 1.1C;
229    (6)    Liens in favor of any Credit Party;
230    (7)    Liens for Taxes (i) that are not due and payable and (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings and adequate reserves have been made in accordance with GAAP, statutory Liens of landlords, banks (and rights of set-off) of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law;
231    (8)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar or related obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);
232    (9)    reserved;
233    (10)    Liens on the Equity Interests or assets of any Non-Recourse Subsidiaries (other than Non-Recourse Subsidiary Pledgee) securing Non-Recourse Project Indebtedness of such Non-Recourse Subsidiaries;
234    (11)    any other Liens securing Indebtedness permitted under Section 6.1(a)(iii) or Section 6.1(a)(xiv);
235    (12)    Liens granted in favor of a Governmental Authority, including any decommissioning obligations, by a Non-Recourse Subsidiary (other than any Non-Recourse Subsidiary Pledgee) when required by such Governmental Authority in connection with the operations of such Non-Recourse Subsidiary in the ordinary course of its business;
236    (13)    Liens on the property of any Non-Recourse Subsidiary (other than any Non-Recourse Subsidiary Pledgee) securing performance of obligations under power purchase agreements and agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes, in each case, related to such Non-Recourse Subsidiary;
237    (14)    any interest or title of a lessor or sublessor under any lease or sublease of real estate permitted hereunder (or with respect to any deposits or reserves posted thereunder);
238    (15)    Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
239    (16)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
240    (17)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
241    (18)    any zoning or similar law or right reserved to or vested in any government office or agency to control or regulate the use of any real property;
242    (19)    non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;
243    (20)    Liens given to a public authority or other service provider or any other Governmental Authority by a Non-Recourse Subsidiary (other than any Non-Recourse Subsidiary Pledgee) when required by such public authority or other service provider or other Governmental Authority in connection with the operations of such Non-Recourse Subsidiary in the ordinary course of business;
244    (21)    any agreement to lease, option to lease, license, sub-lease or other right to occupancy assumed or entered by or on behalf of Borrower or any Subsidiary in the ordinary course of its business;
245    (22)    reservations, limitations, provisos and conditions, if any, expressed in any grants, permits, licenses or approvals from any Governmental Authority or any similar authority;
246    (23)    Liens in the nature of restrictions on changes in the direct or indirect ownership or control of any Non-Recourse Subsidiary;
247    (24)    Liens in the nature of rights of first refusal, rights of first offer, purchase options and similar rights in respect of the Equity Interests or assets of Non-Recourse Subsidiaries (other than any Non-Recourse Subsidiary Pledgee) included in documentation evidencing contemplated purchase and sale transactions permitted under this Agreement or any Non-Recourse Project Indebtedness or any Project Obligations related to such Non-Recourse Subsidiary;
248    (25)    Liens securing insurance premium financing arrangements;
249    (26)    Liens in favor of credit card companies pursuant to agreements therewith;
250    (27)    reserved;
251    (28)    any Lien securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be so secured, by this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;
252    (29)    Liens on assets pursuant to the Acquisition Agreements and any other merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets permitted hereunder;
253    (30)    minor survey exceptions, minor encumbrances, minor defects or irregularities in title, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of Holdings and its Subsidiaries;
254    (31)    Liens deemed to exist in connection with repurchase agreements and other similar Investments to the extent such Investments are permitted under this Agreement;
255    (32)    Liens on the Equity Interests of any Unrestricted Subsidiary or Joint Venture to secure Indebtedness of such Unrestricted Subsidiary or Joint Venture; and
256    (33)    Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date of incurrence of such Lien or Indebtedness secured thereby, $15,000,000.
257    “Permitted Project Undertakings” means guarantees by or obligations of (i) Borrower or any its Subsidiaries in respect of Permitted Deferred Acquisition Obligations (provided, however, that in no event shall any Credit Party guarantee or otherwise assume the obligations of any Subsidiary of the Borrower that is not also a Subsidiary of such Credit Party) and (ii) any Non-Recourse Subsidiary or any of such Non-Recourse Subsidiary’s subsidiaries in respect of Project Obligations relating to any of such Non-Recourse Subsidiary’s subsidiaries.
258    “Permitted Tax Distributions” means, with respect to any taxable period ending after the date hereof for which Borrower is treated as a pass-through entity for U.S. federal income tax purposes, cash dividends or other distributions or loans declared and paid by Borrower to Holdings and, with respect to any taxable period ending after the date hereof for which Holdings is treated as a pass-through entity for U.S. federal income tax purposes, cash dividends or other distributions declared and paid, or loans made, by Holdings to the members of Holdings, in each case, for the sole purpose of funding the payments by the direct or indirect owners of Holdings of the Taxes owed with respect to their respective allocable shares of the taxable net income for such period of Holdings and any of its Subsidiaries treated as pass through entities for U.S. federal income tax purposes (whether owned by Holdings directly or through other pass-through entities), provided that such dividends or other distributions shall not exceed, in any taxable period, the product of (a) the highest marginal effective combined Tax rates then in effect under the Internal Revenue Code and under the laws of any state and local taxing jurisdictions in which any member is required to pay income Taxes with respect to Holdings’ and such Subsidiaries’ combined net income (taking into account the deductibility of state and local taxes in computing federal income taxes) and (b) net taxable income of Holdings and such Subsidiaries for such taxable period (computed as if they were a single corporation) reduced by any net losses or credits or other tax attributes of Holdings or any such Subsidiary carried over from prior periods ending on or after the Closing Date, to the extent not previously taken into account in computing payments under this clause (b).
259    “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
260    “Platform” as defined in Section 5.1(n).
261    “Pledge and Security Agreement” means the Pledge and Security Agreement, executed by Borrower and each Guarantor in favor of the Collateral Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
262    “Post-Closing Acquisition” means the acquisition by Borrower on each Funds Release Date of one or more Post-Closing Acquisition Projects.
263    “Post-Closing Acquisition Projects” means the projects more particularly described on Schedule 1.1B hereto.
264    “Preferred Equity” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
265    “Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
266    “Principal Office” means, the Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to Borrower and each Lender.
267    “Projects” means, collectively, the Closing Date Acquisition Projects and the Post-Closing Date Acquisition Projects.
268    “Project Deposit Account” as defined in Section 5.16.
269    “Project CAFD” means, for any period, an amount equal to (a) the amount of dividends paid in cash to Borrower by its Subsidiaries during such period to the extent not funded directly with the proceeds of an Investment by Borrower and deposited into the Project Deposit Account, plus (b) the amount of payments received in cash by Borrower in repayment of good faith loans made by Borrower to Borrower’s Subsidiaries and deposited into the Project Deposit Account, plus (c) the amount of payments received in cash by Borrower arising out of the ordinary course settlement of Hedge Agreements (less any cash losses incurred by Borrower relating to the ordinary course settlement of Hedge Agreements) and deposited into the Project Deposit Account, plus (d) the amount of payments received in cash by Borrower from other Investments (to the extent not funded directly with the proceeds of an Investment by Borrower) and good faith Contractual Obligations permitted by this Agreement and deposited into the Project Deposit Account, plus (e) only in the case of the Fiscal Quarter ended March 31, 2016, $2,000,000. For the avoidance of doubt, Project CAFD shall exclude the sum, without duplication, of the following expenses, in each case to the extent paid in cash by Borrower or Holdings during any period and regardless of whether any such amount was accrued during such period: (i) income tax expense and Permitted Tax Distributions of Holdings and its Subsidiaries, (ii) corporate overhead expense of Borrower and Holdings for such period, (iii) any amounts received during such period and required to be applied to the prepayment of the Loans in accordance with Section 2.11 and (iv) any Extension Fee payable pursuant to Section 2.8(b). Notwithstanding the foregoing, Project CAFD (x) for the Fiscal Quarter ended June 30, 2015 shall be deemed to be $24,100,000, (y) for the Fiscal Quarter ended September 30, 2015 shall be deemed to be $8,400,000, and (z) for the Fiscal Quarter ended December 31, 2015 shall be deemed to be $15,200,000.
270    “Project Holdco” means, (i) on and after the Closing Date, (A) in the case of the US Utility Fund Project, TerraForm Utility Solar XIX Holdings, LLC, (B) in the case of the California Ridge Project and Prairie Breeze Project, TerraForm IWG Acquisition Holdings III, LLC, (C) in the case of the Rattlesnake Project, TerraForm IWG Acquisition Holdings, LLC, (D) in the case of the Raleigh Project, TerraForm IWG Ontario Holdings Grandparent, LLC, and (E) in the case of the Bishop Hill Project, TerraForm IWG Acquisition Ultimate Holdings II, LLC, and (ii) on and after the applicable Funds Release Date for the Post-Closing Acquisition Project, (A) in the case of the South Plains I Project, FW Panhandle Portfolio II, LLC, and (B) in the case of Prairie Breeze II Project and Prairie Breeze III Project, TerraForm IWG Acquisition Holdings III, LLC.
“Project Obligations” means, as to any Non-Recourse Subsidiary, any Contractual Obligation of such Person under power purchase agreements; agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates embedded benefits and other environmental attributes; decommissioning agreements; tax indemnities; operation and maintenance agreements; leases; development contracts; construction contracts; management services contracts; share retention agreements; warranties; bylaws, operating agreements, joint development agreements and other organizational documents; and other similar ordinary course contracts entered into in connection with owning, operating, developing or constructing Clean Energy Systems.
271    “Projections” as defined in Section 4.8.
272    “Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Exposure of that Lender by (b) the aggregate Exposure of all Lenders.
273    “Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Holdings, its Subsidiaries or their Securities.
274    “PUHCA” as defined in Section 4.26(a).
275    “PUHCA Exemption” as defined in Section 4.26(c).
276    “PUHCA Regulations” as defined in Section 4.26(a).
277    “PURPA” as defined in Section 4.26(a).
278    “PURPA Regulations” as defined in Section 4.26(a).
279    “QF” as defined in Section 4.26(a).
280    “QF Status” as defined in Section 4.26(a).
281    “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
282    “Raleigh Seller” means the Seller as defined in the Ontario Acquisition Agreement.
283    “Rattlesnake PSA” means that certain Amended and Restated Purchase and Sale Agreement, dated as of December 15, 2015, by and between Invenergy Wind Global LLC and TerraForm IWG Acquisition Holdings, LLC.
284    “REC Hedge” means any purchase, sale, swap, hedge or similar arrangement relating to renewable energy credits.
285    “Refinancing Indebtedness” means any Indebtedness that refinances any Indebtedness in compliance with Section 6.1; provided, however:
286    (a)    such Refinancing Indebtedness has a stated maturity that is no earlier than the stated maturity of the Indebtedness being refinanced;
287    (b)    such Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the average life of the Indebtedness being refinanced;
288    (c)    such Refinancing Indebtedness has an aggregate principal amount (or if issued with an original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premiums) under the Indebtedness being refinanced;
289    (d)    if the Indebtedness being refinanced is subordinated Indebtedness, such Refinancing Indebtedness has a final maturity date later than the final maturity date of the Loans, and is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the Indebtedness being refinanced; and
290    (e)    if the Indebtedness being refinanced is Non-Recourse Project Indebtedness, such Refinancing Indebtedness is Non-Recourse Project Indebtedness incurred by the applicable Non-Recourse Subsidiaries;
291    provided, however, that Refinancing Indebtedness shall not include Indebtedness of (i) the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary or (ii) the Borrower or a Guarantor that refinances Indebtedness of a Restricted Subsidiary that is not a Guarantor.
292    “Register” as defined in Section 2.4(b).
293    “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
294    “Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
295    “Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
296    “Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
297    “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
298    “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
299    “Replacement Lender” as defined in Section 2.20.
300    “Requisite Lenders” means one or more Lenders having or holding Exposure and representing more than 50% of the aggregate Exposure of all Lenders; provided that the amount of Exposure shall be determined by disregarding the Exposures of any Defaulting Lender.
301    “Restricted Investment” means any Investment other than a Permitted Investment.
302    “Restricted Payments” as defined in Section 6.3.
303    “Restricted Subsidiary” means any subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary.”
304    “Sanctions” as defined in Section 4.25.
305    “S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
306    “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
307    “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreements or arrangements, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
308    “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
309    “Solvency Certificate” means a Solvency Certificate of an Authorized Officer of Holdings (which Authorized Officer shall be familiar with the financial condition of Holding and its Subsidiaries) substantially in the form of Exhibit F.
310    “Solvent” means, with respect to all Credit Parties, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ present assets; (b) the Credit Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should it reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
311    “Special Prepayment Date” shall mean, in the event any Post-Closing Acquisition has not been consummated on or prior to the nine-month anniversary of the Closing Date, such nine-month anniversary of the Closing Date.
312    “Special Restricted Distribution” means a distribution of cash held by Subsidiaries of Borrower as of the Closing Date (after giving effect to the acquisitions contemplated by the Acquisition Agreements and related transactions) to TerraForm Power in an amount not to exceed $31,000,000.
313    “Specified Acquisition Agreement Representations” means the representations made by or with respect to the Closing Date Acquisition Projects in the U.S. Acquisition Agreement and/or the Ontario Acquisition Agreement, as applicable, as are material to the interests of the Lenders and the Arrangers, in their capacities as such, but only to the extent that Borrower or its Affiliates have the right not to consummate the U.S. Acquisition and/or the Ontario Acquisition, as applicable, or to terminate their obligations (or otherwise do not have an obligation to close), under the U.S. Acquisition Agreement and/or the Ontario Acquisition Agreement (in each case in accordance with the terms of the applicable Acquisition Agreement(s)) as a result of a failure of such representations in the applicable Acquisition Agreement(s) to be true and correct.
314    “Specified Representations” means the representations and warranties contained in Sections 4.1(a) and (b), 4.3, 4.4(a)(i) and (ii), 4.4(b), 4.17, 4.18, 4.22 and 4.25.
315    “State Electric Utility Regulations” as defined in Section 4.26(e).
316    “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
317    “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, (i) in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding and (ii) any interests or rights held by tax equity investors representing tax equity interests shall be excluded from such calculation.
318    “Subsidiary” means, unless the context otherwise requires, a Restricted Subsidiary of Borrower. For purposes of Sections 4.2, 4.11, 4.12, 4.20, 4.23, 4.25, 4.26, 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(h), 5.3, 5.8, 5.9 and 5.15 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries.
319    “SunEdison” means SunEdison, Inc., a Delaware corporation.
320    “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
321    “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
322    “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature imposed by any Governmental Authority and whatever called, on whomsoever and wherever imposed, levied, collected, withheld or assessed.
323    “Terminated Lender” as defined in Section 2.20.
324    “Term Loan Proceeds Account” shall mean a deposit account maintained with Citi, subject to a First Priority Lien in favor of Collateral Agent and a control agreement in favor of Collateral Agent (in form and substance reasonably satisfactory to Collateral Agent), funded (and with amounts on deposit therein to be disbursed) in accordance with the terms of Section 2.21.
325    “Term Loan Proceeds Amount” shall mean an aggregate amount equal to $77,000,000, as such amount may be reduced from time to time pursuant to Section 2.21.
326    “TerraForm PH II” means TerraForm Private Holdings II, LLC, a Delaware limited liability company.
327    “TerraForm Power” means TerraForm Power, LLC, a Delaware limited liability company.
328    “Test Period” means with respect to any date of determination, the most recently ended four full consecutive fiscal quarters.
329    “Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.
330    “Type of Loan” means with respect to any Loan, a Base Rate Loan or a Eurodollar Rate Loan.
331    “UBSS” as defined in the preamble hereto.
332    “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
333    “Unrestricted Subsidiary” means any subsidiary of Borrower designated on Schedule 4.1 as an Unrestricted Subsidiary as of the date hereof or designated by an Authorized Officer of Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof, and any subsidiaries of any such designated Unrestricted Subsidiaries acquired or formed after such designation. Borrower may designate any subsidiary of Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns (a) a Project, or (b) any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any subsidiary of Borrower (other than any subsidiary of the subsidiary to be so designated); provided that (i) each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any Restricted Subsidiary and (ii) Borrower may not designate any Project Holdco or any of their respective subsidiaries to be an Unrestricted Subsidiary.
334    “U.S. Acquisition” as defined in “Closing Date Material Adverse Effect”.
335    “U.S. Acquisition Agreement” means, collectively, (1) the Bishop Hills PSA, (2) the CRPB PSA and (3) the Rattlesnake PSA.
336    “U.S. Lender” as defined in Section 2.17(c).
1.2.    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.
1.3.    Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
SECTION 2.    LOANS
2.1.    Term Loans.
(a)    Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to Borrower in an amount equal to such Lender’s Commitment. Borrower may make only one borrowing under the Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.9, Section 2.10(a) and Section 2.11, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.
(b)    Borrowing Mechanics for Term Loans.
(i)    Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) the Closing Date with respect to Base Rate Loans and (y) three Business Days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
(ii)    Each Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same-day funds in Dollars, at the principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loan available to Borrower on the Closing Date by causing an amount of same-day funds in Dollars, equal to the proceeds of all such Loans received by Administrative Agent from Lenders, to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.
2.2.    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase participation required hereby.
(b)    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that (i) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (ii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Closing Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.3.    Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be used by Borrower for the following purposes of the Borrower not in contravention of any law: (a) to partially fund the Acquisition, (b) to fund the Term Loan Proceeds Account in connection with the Post-Closing Acquisitions and (c) to pay fees and expenses payable hereunder and in connection with the Acquisition.
2.4.    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)    Register. Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as the agent of Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans. The entries in the Register shall be conclusive, absent manifest error, and binding on Borrower, each Lender and Administrative Agent. The Borrower, each Lender and Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(c)    Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.
2.5.    Interest on Loans.
(a)    Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.
(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.
(c)    In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then‑current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.
(d)    Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365‑day or 366‑day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
2.6.    Conversion/Continuation.
(a)    Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
(i)    to convert, at any time, all or any part of any Loan equal to $2,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or
(ii)    upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan.
(b)    Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If, on any day, a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
2.7.    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a) or at the direction of the Requisite Lenders after the occurrence and during the continuation of any other Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post‑petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
2.8.    Fees.
(a)    Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loan, a closing fee as specified in the second amended and restated fee letter, dated as of December 4, 2015, by and among TerraForm Power Operating, LLC, Citi, Morgan Stanley, Barclays, MLPFS, GS Bank, Macquarie Capital, UBSS, and the other parties thereto.
(b)    Borrower agrees to pay to each Lender party to this Agreement as a Lender on the Business Day immediately preceding the effectiveness of each Extension Option, as fee compensation for such Extension Option, an extension fee (the “Extension Fee”) in an amount equal to 0.50% of the stated principal amount of such Lender’s Term Loans that will be extended pursuant to such Extension Option, payable to such Lender upon the date of, and as a condition precedent to the effectiveness of, any such Extension Option.
(c)    In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
2.9.    Scheduled Payments. The principal amount of the Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on the amortization dates set forth below, commencing March 31, 2016:

Amortization Date	Installments
March 31, 2016	$1,250,000
June 30, 2016	$1,250,000
September 30, 2016	$1,250,000
December 31, 2016	$1,250,000
Maturity Date	Remainder

; provided, that during the period of any Extension Option, if and to the extent Borrower has exercised any Extension Option, the principal amount of the Loans shall be repaid in Installments in the aggregate amounts set forth below on the amortization dates set forth below:

Amortization Date	Installments
March 31, 2017	$1,250,000
June 30, 2017	$1,250,000
September 30, 2017	$1,250,000
December 31, 2017	$1,250,000
March 31, 2018	$6,250,000
June 30, 2018	$6,250,000
September 30, 2018	$6,250,000
December 31, 2018	$6,250,000
Maturity Date	Remainder

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Section 2.10, Section 2.11 and Section 2.12, as applicable, and (y) the Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.
2.10.    Voluntary Prepayments.
(a)    Any time and from time to time:
(i)    with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding); and
(ii)    with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding).
(b)    All such prepayments shall be made:
(i)    upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and
(ii)    upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;
in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment made in connection with a refinancing of the Loans or sale of the Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice). Any such voluntary prepayment shall be applied as specified in Section 2.12(a).
2.11.    Mandatory Prepayments.
(a)    Asset Sales. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Asset Sale Proceeds.
(b)    Insurance/Condemnation Proceeds.
(i)    No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, unless waived by Requisite Lenders, Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.
(ii)    Notwithstanding the foregoing clause (i), in the event of Net Insurance/Condemnation Proceeds received under casualty insurance policy in respect of a covered loss thereunder and so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to use such Net Insurance/Condemnation Proceeds to repair the damage (or replace or restore the affected property) caused by the applicable casualty within 360 days of receipt thereof (or, if committed to be reinvested within such 360 days, within 180 days thereafter).
(c)    Issuance of Debt. On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, including the New Bishop Hill Debt but excluding any other Indebtedness incurred pursuant to Section 6.1(a)(xiv)), Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
(d)    Non-Operating Capital Events. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Non-Operating Capital Events Proceeds, Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Non-Operating Capital Events Proceeds.
(e)    Special Prepayment. On the Special Prepayment Date, the Administrative Agent shall apply the full amount of the Term Loan Proceeds Amount remaining in the Term Loan Proceeds Account on such date to prepay the Loans, plus all accrued and unpaid interest in respect thereof.
(f)    Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a) through 2.11(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
2.12.    Application of Prepayments/Reductions.
(a)    Application of Prepayments. Any prepayment of any Loan hereunder shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the remaining scheduled Installments of principal of the Loans.
(b)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of any Loan hereunder shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c).
2.13.    General Provisions Regarding Payments.
(a)    All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars (unless otherwise expressly provided herein) in same-day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)    Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(e)    Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
(f)    Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.
(g)    If an Event of Default shall have occurred and has not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.
2.14.    Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set‑off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
2.15.    Making or Maintaining Eurodollar Rate Loans.
(a)    Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate,” Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.
(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by email or by telephone, confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, any such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).
(c)    Compensation for Breakage or Non‑Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if, for any reason (other than a default by such Lender), a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. With respect to any Lender’s claim for compensation under this Section 2.15, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.
(d)    Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.
2.16.    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after‑tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
2.17.    Taxes; Withholding, Etc.
(a)    Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.
(b)    Withholding of Taxes. If any Credit Party or any other Person acting as a withholding agent is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) the applicable withholding agent shall be entitled to make any such deduction or withholding and shall timely pay, or cause to be paid, the full amount of any such Tax deducted or withheld to the relevant Governmental Authority in accordance with applicable law before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) unless otherwise provided in this Section 2.17, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions and withholdings applicable to additional sums payable under this Section), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority; provided no Credit Party shall be required to pay any additional amounts to any Lender under clause (iii) above with respect to any Excluded Taxes of any Lender.
(c)    Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non‑U.S. Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8ECI, W-8EXP, W-8IMY and/or any other form prescribed by applicable law (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if the applicable Beneficial Owner is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Portfolio Interest Exemption together with two copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E or other applicable Forms W-8 (or any successor forms), properly completed and duly executed by such Beneficial Owner, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Beneficial Owner is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any direct or indirect payments to such Beneficial Owner of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8ECI, W-8EXP, W-8IMY, W-9 and/or any other form prescribed by applicable law (or, in each case, any successor form), or a Certificate re Portfolio Interest Exemption and two copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E or other applicable Forms W-8 (or any successor forms), as the case may be, properly completed and duly executed by the applicable Beneficial Owner, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Beneficial Owner is not subject to deduction or withholding of United States federal income tax with respect to any direct or indirect payments to such Beneficial Owner under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. No Credit Party shall be required to pay any additional amount to any Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by this Section 2.17(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided if such Lender shall have satisfied the requirements of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein. Notwithstanding anything in this clause (c) to the contrary, the completion, execution and submission of such documentation (other Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8ECI, W-8EXP, W-8IMY or W-9 (or, in each case, any successor form) or a Certificate re Portfolio Interest Exemption) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(d)    Reserved.
(e)    Without limiting the provisions of Section 2.17(b), the Credit Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law, or at the option of Administrative Agent, timely reimburse it for the payment of any Other Taxes, upon submission of reasonable proof of such payment. The applicable Credit Party shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
(f)    The Credit Parties shall jointly and severally indemnify each Beneficiary for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Beneficiary or required to be withheld or deducted from a payment to such Beneficiary and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within 30 days of such Credit Party’s receipt of such certificate.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
2.18.    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
2.19.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(c)    Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.
2.20.    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, Section  2.16 or Section  2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased‑Cost Lender, Defaulting Lender or Non‑Consenting Lender (a “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), Section  2.16 or Section  2.17, or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6. Any removal of Citi or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of Citi or its successor as Administrative Agent pursuant to Section 9.7.
2.21.    Term Loan Proceeds Account.
(a)    Establishment of Term Loan Proceeds Account. At all times prior to the Special Prepayment Date, the Borrower shall maintain the Term Loan Proceeds Account.
(b)    Deposits into Term Loan Proceeds Account; Maintenance of Term Loan Proceeds Account. On the Closing Date, the Administrative Agent shall deposit a portion of the proceeds of the Term Loans equal to the Term Loan Proceeds Amount into the Term Loan Proceeds Account and such proceeds shall be held therein until the earlier to occur of any Funds Release Date or the Special Prepayment Date, when such funds shall be applied as contemplated by this Agreement.
(c)    Application of Funds from the Term Loan Proceeds Account. The amounts on deposit in the Term Loan Proceeds Account shall only be disbursed (i) on a Funds Release Date upon delivery by Borrower to Citi, as depository bank and as Collateral Agent, at least two Business Days prior to such Funds Release Date, of a certificate signed by an Authorized Officer of the Borrower certifying that (A) no Default or Event of Default pursuant to Sections 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing (before and after giving effect to such disbursement), (B) one or more Post-Closing Acquisitions shall have been previously or substantially simultaneously consummated (and any Indebtedness financing the construction of the applicable Post-Closing Acquisition Projects shall have been repaid on or prior to the applicable Funds Release Date) at the time of such disbursement and (C) the amount to be disbursed shall be the amount set forth on Schedule 1.1B, in the case of this clause (i), to Borrower (or as otherwise directed by Borrower in such certificate in connection with the applicable Post-Closing Acquisition) in the amounts set forth on Schedule 1.1B for such Post-Closing Acquisition(s) and (ii) on the Special Prepayment Date, to the Administrative Agent for application in accordance with Section 2.11(e); provided, that there shall be no more than four disbursements from the Term Loan Proceeds Account in connection with the Post-Closing Acquisitions pursuant to clause (c)(i) above.
2.22.    Extension Option. Borrower may, no more than four times in the aggregate, pursuant to the provisions of this Section 2.22, extend the Maturity Date by up to four successive six-month periods (each such extension, an “Extension Option”); provided, that, in no event shall the Maturity Date extend later than January 15, 2019. In connection with each Extension Option, Borrower will provide written notification to Administrative Agent (for distribution to the Lenders) no later than five Business Days prior to the then-existing Maturity Date. The consummation and effectiveness of each Extension Option shall be subject to (a) the absence of any Default or Event of Default under Sections 8.1(a), 8.1(f) or 8.1(g) at the time of the effectiveness of such Extension and (b) payment by Borrower immediately prior to the effectiveness of each such Extension Option of the Extension Fee applicable to such Extension Option. Upon the effectiveness of each such Extension Option, the Maturity Date shall be deemed to be the last day of the applicable six-month extension period.
SECTION 3.    CONDITIONS PRECEDENT
3.1.    Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
(a)    Credit Documents. Administrative Agent and Arrangers shall have received sufficient copies of each Credit Document as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party.
(b)    Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice executed by an Authorized Officer in accordance with Section 2.1(b).
(c)    Organizational Documents; Incumbency. Administrative Agent and Arrangers shall have received, in respect of each Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, which shall contain separateness covenants consistent with Schedule 3.1(c); (ii) signature and incumbency certificates of the Authorized Officers of such Credit Party that are executing the Credit Documents and the Funding Notice; (iii) resolutions of TerraForm PH II or the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary (or the secretary of Holdings) as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent may reasonably request.
(d)    Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.1.
(e)    Transaction Costs. On or prior to the Closing Date, Borrower shall have delivered to Administrative Agent Borrower’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).
(f)    Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Arrangers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(g)    Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:
(i)    evidence satisfactory to Collateral Agent of the compliance by each Credit Party with its obligations under the Pledge and Security Agreement and the other Collateral Documents (including its obligations to execute or authorize, as applicable, and deliver customary lien searches, UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
(ii)    a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;
(iii)    opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and
(iv)    evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral.
(h)    Existing Indebtedness. On the Closing Date, after giving effect to the consummation of the Acquisition and the funding of the Term Loans, neither Borrower nor any Subsidiary will have any third-party debt for borrowed money other than as set forth on Schedule 3.1(h).
(i)    Accounts. Borrower shall have established, or caused to be established, (x) the Term Loan Proceeds Account and (y) the Project Deposit Account.
(j)    Reserved.
(k)    Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (a) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Credit Parties, as to such matters as Administrative Agent or Arrangers may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent and Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders), (b) Mayer Capel, Illinois counsel to the Credit Parties, as to certain energy regulatory matters under Illinois law (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders), (c) Fraser Stryker PC LLO, Nevada counsel to the Credit Parties, as to certain energy regulatory matters under Nebraska law (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders), (d) Husch Blackwell LLP, Texas counsel to the Credit Parties, as to certain energy regulatory matters under Texas law (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders), (e) Stikeman Elliot LLP, counsel to the Credit Parties, as to certain non-energy regulatory matters under Ontario law (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders) and (f) Crowell Moring LLP and Orrick, Herrington & Sutcliffe LLP, counsel to the Credit Parties, as to matters of federal energy regulatory law (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
(l)    Fees. Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.8(a) and Section 2.8(c) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.
(m)    Solvency Certificate. On the Closing Date, Administrative Agent and Arrangers shall have received a Solvency Certificate from the Borrower in form, scope and substance reasonably satisfactory to Administrative Agent and Arrangers.

(n)    Closing Date Certificate. Borrower shall have delivered to Administrative Agent and Arrangers an originally executed Closing Date Certificate, together with all attachments thereto.

(o)    No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Arrangers, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.
(p)    PATRIOT Act. At least five days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), the “PATRIOT Act”).
(q)    Acquisition Documents. The Administrative Agent shall have received a certified true and complete copy of the Acquisition Agreement and each other material agreement or instrument delivered in connection therewith.
(r)    Consummation of Acquisition. The Administrative Agent shall have received a certificate of the Borrower certifying that the Acquisition shall have been, or shall contemporaneously with the Closing Date be, consummated in accordance in all material respects with the terms of the applicable Acquisition Agreement and applicable law.
(s)    Engagement of Financial Institutions. Borrower shall have engaged one or more banking or investment banking institutions reasonably acceptable to the Arrangers pursuant to an engagement letter to provide for the refinancing in full of the Term Loan.
(t)    No Closing Date Material Adverse Effect. Since July 1, 2015, there shall not have been any event, change, development, condition or circumstance that has had or could reasonably be expected to have a Closing Date Material Adverse Effect.
(u)    Representations and Warranties. The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except, in each case, that any such representations qualified by materiality shall be true and correct in all respects).
SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce Agents and the Lenders to enter into this Agreement and to make each Loan to be made thereby, each Credit Party represents and warrants to each Agent and Lender on the Closing Date that the following statements are true and correct:
4.1.    Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (other than Immaterial Subsidiaries) (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. Schedule 4.1 identifies the Borrower’s indirect ownership interests in Joint Ventures.
4.2.    Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries have been duly authorized and validly issued and are fully paid and non‑assessable. Except as set forth on Schedule 4.2 or as permitted by clause (24) of the definition of Permitted Liens, there are no outstanding subscriptions, options, warrants, calls, commitments, conversion rights, convertible securities, rights of exchange, preemptive rights, preferential rights or other rights (contractual or otherwise) or agreements of any kind for the purchase, issuance, sale or acquisition of any of the equity interests of any of the Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries.
4.3.    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4.    No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any Credit Party or, in any material respect, any other Subsidiary of Holdings, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries except, in this clause (a)(iii), where such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
4.5.    Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority except (i) for filings and recordings with respect to the Collateral to be made or otherwise delivered to Collateral Agent for filing and/or recordation and (ii) those contemplated in the Acquisition Agreements with respect to the Acquisition to be consummated.
4.6.    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7.    Historical Financial Statements. The Historical Financial Statements (i) have been prepared in all material respects in accordance with GAAP, except as may be indicated in the notes thereto and (ii) present fairly, in all material respects, the financial position of the Acquired Entities (as defined in the applicable U.S. Acquisition Agreement) and Raleigh Seller, as applicable, as of the dates and for the periods indicated. The representations of each Credit Party to this Section 4.7 are made to such Credit Party’s knowledge.
4.8.    Projections. The consolidated projections of Holdings and its Subsidiaries for the period of Fiscal Year 2016 through and including Fiscal Year 2040, on a quarterly basis for the Fiscal Year 2016 and a yearly basis thereafter (the “Projections”), are based on good faith estimates and assumptions made by the management of Holdings; provided, that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, management of Holdings believes that the Projections are reasonable and attainable.
4.9.    No Material Adverse Effect. No event, circumstance or change exists that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.
4.10.    No Restricted Payments. Neither Holdings nor Borrower has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted pursuant to Section 6.3.
4.11.    Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.12.    Payment of Taxes. All income and other material Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (other than Taxes, assessments, fees or other governmental charges being contested in good faith by appropriate proceedings). There is no proposed Tax deficiency, in writing, against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made or provided therefor. Holdings and Borrower are treated as entities disregarded from TerraForm Power or any other Person for U.S. federal income tax purposes.
4.13.    Properties. Each of Holdings and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except, with respect to any Non-Recourse Subsidiary, as could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
4.14.    Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any currently applicable Environmental Law or pursuant to any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is subject to any pending or, to their knowledge, threatened, Environmental Claim, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and have been no events, conditions or occurrences that would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and its Subsidiaries, compliance with all currently applicable Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no activities, events, conditions or occurrences with respect to Holdings or any of its Subsidiaries relating to their compliance with any Environmental Law or with respect to any Release of Hazardous Materials that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
4.15.    No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.16.    Material Contracts. Schedule 4.16 contains a true, correct and complete list of all power purchase agreements, tax equity documents and material definitive credit or loan agreements that constitute Material Contracts in effect on the Closing Date (other than agreements not material to the business of Holdings and its Subsidiaries taken as a whole). To Holdings’ knowledge, all Material Contracts are in full force and effect and no defaults currently exist thereunder that could reasonably be expected to have a Material Adverse Effect.
4.17.    Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18.    Federal Reserve Regulations; Exchange Act. (%3) None of Holdings or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(a)    No portion of the proceeds of any Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
4.19.    Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
4.20.    Employee Benefit Plans. Borrower, each of the Guarantors and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of the Guarantors or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of the Guarantors. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of the Guarantors or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, the Guarantors and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of the Guarantors and each of their ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
4.21.    Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the lending transactions contemplated hereby, except as payable to Agents and Lenders.
4.22.    Solvency. The Credit Parties are, on a consolidated basis, Solvent.
4.23.    Compliance with Statutes, Etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any real property or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such real property or the operations of Holdings or any of its Subsidiaries), except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.24.    Disclosure. The representations and warranties of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information), when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (in the case of any document prepared or provided to a Credit Party by the sellers (or their Affiliates) under any Acquisition Agreements, to the knowledge of such Credit Party) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
4.25.    PATRIOT Act; Anti-Corruption Laws; Anti-Terrorism Laws. To the extent applicable, each Credit Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. None of the Credit Parties, nor any of their respective Subsidiaries nor, to the knowledge of the Credit Parties, any director, officer, employee, agent, affiliate or representative of the Credit Parties or any of their respective Subsidiaries, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the US Department of Treasury’s Office of Foreign Assets Control or the US State Department (“Sanctions”) nor (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, North Korea, Sudan and Syria). None of the Credit Parties will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.
4.26.    Energy Regulatory Matters.
(a)    Each of the electrical generating facilities owned by Borrower or any of its Subsidiaries located in the United States is, or will be, beginning at the time of first generating electric energy, (i) a small power production facility that is a qualifying facility (“QF”) under the Federal Energy Regulatory Commission’s (“FERC”) regulations at 18 C.F.R. Part 292 (“PURPA Regulations”) under the Public Utility Regulatory Policies Act of 1978 (“PURPA”) (such status as a QF “QF Status”); or, (ii) if not a QF, then owned by an “Exempt Wholesale Generator” or “EWG” within the meaning of the Public Utility Holding Company Act of 2005 (“PUHCA”) (such status as an EWG, “EWG Status”). The QF Status of each such electrical generating facility that is a QF has been or will be, by the time such facility begins to generate electric energy, validly obtained through certification or self-certification pursuant to the PURPA Regulations, or certification or self-certification with respect to such QF Status is not required pursuant to 18 C.F.R. § 292.203(d). The EWG Status of each such owner of an electrical generating facility that is an EWG has been or will be, (by the time the relevant generating facility begins to generate electric energy), validly obtained through determination or self-certification pursuant to the FERC’s regulations at 18 C.F.R. Part 366 (“PUHCA Regulations”).
(b)    Each Subsidiary of Holdings that directly owns electrical generating facilities located outside of the United States is a foreign utility company (“FUCO”) under the PUHCA Regulations.
(c)    Holdings and any of its Subsidiaries are not subject to, or are exempt from, regulation under the federal access to books and records provisions of PUHCA (the “PUHCA Exemption”). Any of Holdings and any Subsidiary of Holdings that is a holding company as defined under PUHCA are holding companies under PUHCA solely with respect to one or more QFs, FUCOs or EWGs.
(d)    If and to the extent that Holdings or a Subsidiary of Holdings is subject to regulation under Sections 204, 205 and 206 of the FPA it (i) makes all of its sales of electricity exclusively at wholesale, (ii) has authority to engage in wholesale sales of electricity at market-based rates, and to the extent permitted under its market-based rate authority, other products and services at market-based rates, and (iii) has such waivers and authorizations as are customarily granted to market-based rate sellers by FERC, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA. Any such market-based rate authorizations and waivers pursuant to the previous sentence are not subject to any pending challenge or investigation at FERC, and FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on its authority to engage in sales at market-based rates, other than challenges, investigations, rate caps and mitigation measures generally applicable to wholesale sellers participating in the applicable electric market (such waivers and authorizations are the “Market-Based Rate Authorizations”). The Market-Based Rate Authorizations, QF Status, EWG Status, and the PUHCA Exemption and the other authorizations described in paragraph (c) above, are the “Federal Energy Regulatory Authorizations, Exemptions, and Waivers”.
(e)    None of Holdings or any Subsidiary of Holdings will, as the result of the ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or Holdings’ or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 C.F.R. § 292.602(c)) (“State Electric Utility Regulations”), except as listed on Schedule 4.26 as such schedule may be amended by Borrower from time to time before or after the Closing Date.
(f)    None of the Lenders or any of their “affiliates” (as defined under the PUHCA Regulations) of any of them will, solely as a result of each of Holdings’ and its Subsidiaries’ respective ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or Holdings’ or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA, or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 C.F.R. § 292.602(c)), except that the exercise by Administrative Agent or the Lenders of certain foreclosure remedies allowed under the Credit Documents may subject the Administrative Agent, the Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under the FPA, PUHCA or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities.
SECTION 5.    AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations for which no claim has been made), each Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1.    Financial Statements and Other Reports. Holdings will deliver to Administrative Agent and Lenders:
(a)    Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the first full Fiscal Quarter after the Closing Date occurs, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries, if any, from such financial statements delivered under this clause (a) and setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
(b)    Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the first full Fiscal Year after the Closing Date occurs, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries, if any, from such financial statements delivered under this clause (b) and setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG, Deloitte or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with auditing standards generally accepted in the United States);
(c)    Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a) and Section  5.1(b), a duly executed and completed Compliance Certificate and an updated organizational chart of the Borrower in the form of Schedule 4.1;
(d)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a) or Section  5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
(e)    Notice of Default. Promptly upon any officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
(f)    Notice of Litigation. Promptly upon any officer of Holdings or Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;
(g)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of the Guarantors or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of the Guarantors or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
(h)    Financial Plan. As soon as practicable but in any event no later than 120 days following the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of such Fiscal Year and each Fiscal Quarter of each other Fiscal Year, in each case, broken out on a project-by-project basis that rolls up to a consolidated basis;
(i)    Insurance Certificate. If requested by Administrative Agent, as soon as practicable and in any event by the last day of each Fiscal Year, commencing with the first full Fiscal Year after the Closing Date, a certificate from Holdings’ insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;
(j)    Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days, after the termination or amendment of any Material Contract of Holdings or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect, notice thereof;
(k)    Information Regarding Collateral. Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate form, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any portion of the Collateral is damaged or destroyed and such damage or destruction would reasonably be expected to result in a Material Adverse Effect;
(l)    Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(m)    Other Information. (A) Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a), copies of (i) all reports or notices material to the interests of the Lenders sent or made available generally by any Credit Party to its equity holders acting in such capacity other than SunEdison or any of its subsidiaries during the period covered by such financial statements or, upon the reasonable request of the Administrative Agent, by any other Subsidiary of Holdings to its equity holders acting in such capacity other than SunEdison or any of its subsidiaries and (ii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender, provided that any of the foregoing information which is filed with the Securities and Exchange Commission or otherwise made available to the public, and in each case posted on an Internet website to which each Lender and the Administrative Agent have access shall be deemed to have been delivered to Administrative Agent and Lenders;
(n)    Certification of Public Information. Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, its Subsidiaries and their Securities;
(o)    Non-Recourse Project Indebtedness. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a) and Section  5.1(b), a reconciliation demonstrating in reasonable detail the amount of Non-Recourse Project Indebtedness of all Non-Recourse Subsidiaries; and
(p)    Post-Closing Acquisition. Within five (5) Business Days, copies of any material notice received or sent by the Borrower or any Subsidiary from or to the seller or any of its Affiliates pursuant to any Acquisition Agreement in connection with any Post-Closing Acquisition.
(q)    Post-Closing Guarantors. Within 60 days after the Closing Date (or such later date as agreed by Administrative Agent in its sole discretion), the Credit Parties shall cause TerraForm IWG Acquisition Intermediate Holdings II, LLC to become a Guarantor under this Agreement and to comply with all of the requirements of a Guarantor under the Pledge and Security Agreement and any applicable provisions of any other Credit Documents.
5.2.    Existence. Each Credit Party will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or that it is desirable to cease or change the business of such Person, and if the loss thereof is not disadvantageous in any material respect to Borrower or to Lenders.
5.3.    Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, file all income and other material Tax returns and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). Holdings and Borrower will each retain their status as an entity other than a corporation for U.S. federal income tax purposes.
5.4.    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
5.5.    Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Subject to Section 5.18, each such policy of insurance of a Credit Party shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder.
5.6.    Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, so long as no Default or Event of Default has occurred and is continuing, such inspections shall be limited to once per year.
5.7.    Lenders’ Meetings. Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held telephonically or at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.
5.8.    Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of the laws, rules, regulations and orders referred to in Section 4.25, except to the extent that noncompliance therewith is not material).
5.9.    Environmental.
(a)    Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:
(i)    as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims that, in either case, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;
(ii)    as soon as practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (2) any remedial action taken by Holdings or any other Person in connection with a violation of applicable Environmental Law or the Release of any Hazardous Materials, which in either event would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;
(iii)    as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect and (2) any Release required to be reported to any Governmental Authority that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(iv)    prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
(b)    Response to Environmental Claims and Violations of Environmental Laws. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.10.    Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Holdings or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Domestic Subsidiary after the Closing Date (in each case, other than an Immaterial Subsidiary or a Non-Recourse Subsidiary), Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent. In the event that any Person becomes a Foreign Subsidiary of Borrower or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Foreign Subsidiary after the Closing Date (in each case, other than a Non-Recourse Subsidiary), and the ownership interests of such Foreign Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof, Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(c), and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(g)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the outstanding voting stock and 100% of the outstanding non-voting stock of such Subsidiary, except that any such equity interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 5.10. Notwithstanding anything to the contrary herein, in no event will any of the outstanding voting stock of a Controlled Foreign Corporation, in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote, be pledged. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or was converted into a Restricted Subsidiary, as applicable, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary herein, neither Holdings nor any of its Subsidiaries shall be required to grant a security interest in the Equity Interests of any Non-Recourse Subsidiary (other than any Non-Recourse Subsidiary Pledgee) or Unrestricted Subsidiary.
5.11.    Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries (other than Non-Recourse Subsidiaries and Immaterial Subsidiaries) and all of the outstanding Equity Interests of Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries and Non-Recourse Subsidiaries (other than any Non-Recourse Subsidiary Pledgee)).
5.12.    Cash Management Systems. Unless otherwise consented to by Agents or Requisite Lenders, the Credit Parties shall establish and maintain cash management systems reasonably acceptable to Administrative Agent.
5.13.    Designation of Subsidiaries. Subject to the limitations contained in the definition of “Unrestricted Subsidiary”, an Authorized Officer of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing; (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any subordinated Indebtedness of any Credit Party; (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary; (iv) Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of an Authorized Officer of Borrower, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iii) of this Section 5.13 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary”; and (v) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
5.14.    Ratings. Upon request by Administrative Agent after the Closing Date, and at all times thereafter, Borrower shall use commercially reasonable efforts to obtain and thereafter maintain (a) a public corporate family rating, if applicable, issued by Moody’s and a public corporate credit rating, if applicable, issued by S&P and (b) a public credit rating from each of Moody’s and S&P with respect to the Loans.
5.15.    Energy Regulatory Status. Each Credit Party shall take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to maintain the Federal Energy Regulatory Authorizations, Exemptions, and Waivers, and as applicable to maintain exemption from or compliance with any State Electric Utility Regulations, in each case, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.16.    Project Deposit Account. Borrower shall maintain a deposit account (the “Project Deposit Account”) subject to a First Priority Lien in favor of Collateral Agent and a customary control agreement in favor of Collateral Agent (in form and substance reasonably satisfactory to Collateral Agent), into which all distributions from any Credit Party and its Subsidiaries shall be deposited and from which all Borrower Debt Service Expense, mandatory prepayments pursuant to Section 2.11(a) through (d), Restricted Payments permitted pursuant to Section 6.3 and payments in respect of reasonable administrative and operating costs of Borrower shall be made. Borrower shall cause all Cash available for distribution (as determined in good faith by Borrower) from its Subsidiaries to be distributed by such Subsidiaries and deposited in such Project Deposit Account.
5.17.    Maintenance of Corporate Separateness
(a)    Each Credit Party shall maintain its existence separate and distinct from any other Person, including taking the actions set forth on Schedule 3.1(c).
(b)    The failure of any Credit Party, or Holdings on behalf of any other Credit Party, to comply with Section 5.17(a) or any other covenants contained in this Agreement shall not affect the status of such Credit Party as a separate legal entity or the limited liability of Holdings. So long as any obligation under the Credit Documents is outstanding, Holdings shall not cause or permit any other Credit Party to take any of the actions set forth on Schedule 5.17(b) or to violate any separateness provisions contained in the Organizational Documents.
5.18.    Post-Closing Covenants. Within 30 days after the Closing Date (or such later date as agreed by Administrative Agent in its sole discretion), the Credit Parties shall deliver (or cause to be delivered) original membership interests and corresponding transfer powers with respect to TerraForm Utility Solar XIX Manager, LLC, TerraForm IWG Acquisition Holdings, LLC, Invenergy Prairie Breeze Holdings LLC and TerraForm IWG Intermediate Holdings II, LLC. Within 90 days after the Closing Date (or such later date as agreed by Administrative Agent in its sole discretion), each Credit Party shall deliver to Collateral Agent a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
SECTION 6.    NEGATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations for which no claim has been made), such Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1.    Limitation on Indebtedness, Disqualified Equity Interests and Preferred Equity.
(a)    Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (including Acquired Debt), and Borrower will not issue any Disqualified Equity Interests and will not permit its Restricted Subsidiaries to issue any Disqualified Equity Interests or Preferred Equity other than (collectively, “Permitted Debt”):
(i)    the Obligations;
(ii)    any Indebtedness outstanding on the Closing Date and specified on Schedule 6.1;
(iii)    Indebtedness of Non-Recourse Subsidiaries (other than any Non-Recourse Subsidiary Pledgee) represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, or incurred to finance or refinance the acquisition, leasing, construction, design, installment or improvement of property (real or personal) or assets (including Equity Interests), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Equity Interests of any Person owning such property or assets, in an aggregate outstanding principal amount as of the date of any incurrence pursuant to this clause (iii) which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (iii) and that is then outstanding (and any Refinancing Indebtedness in respect of Indebtedness originally incurred pursuant to this clause (iii) and then outstanding), will not exceed $15,000,000;
(iv)    Indebtedness of a Credit Party owed to another Credit Party, evidenced by an Intercompany Note and subject to a First Priority Lien pursuant to the Pledge and Security Agreement; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Borrower or a Restricted Subsidiary and (B) any transfer of such Indebtedness to a Person that is not Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (iv);
(v)    the issuance by any of Borrower’s Restricted Subsidiaries to Borrower or to any of its Restricted Subsidiaries that are Credit Parties of shares of Preferred Equity or Disqualified Equity Interests; provided, however, that: (A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Equity or Disqualified Equity Interests being held by a Person other than Borrower or a Restricted Subsidiary of Borrower; and (B) any sale or other transfer of any such Preferred Equity or Disqualified Equity Interests to a Person that is not either Borrower or a Restricted Subsidiary of Borrower, will be deemed, in each case, to constitute an issuance of such Preferred Equity or Disqualified Equity Interests by such Restricted Subsidiary that was not permitted by this clause (v);
(vi)    Indebtedness of Borrower and its Restricted Subsidiaries incurred in respect of worker’s compensation claims or claims arising under similar legislation, self-insurance or similar obligations, performance, surety and similar bonds and completion guarantees provided by Borrower and its Restricted Subsidiaries in the ordinary course of business;
(vii)    Indebtedness of Borrower and its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations in connection with the acquisition or disposition of any business, assets or Equity Interests of a Subsidiary of Borrower after the Closing Date;
(viii)    Indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or credit lines in the ordinary course of business; provided that such Indebtedness is disbursed within seven days of incurrence;
(ix)    advance payments received from customers for goods and services purchased and credit periods in the ordinary course of business;
(x)    Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments or obligations issued in the ordinary course of business; provided that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within seven Business Days;
(xi)    Indebtedness in respect of (A) cash pooling arrangements, (B) Bank Product Obligations and (C) obligations in respect of Hedge Agreements (other than Hedge Agreements entered into for speculative purposes);
(xii)    the guarantee by (A) Borrower or a Restricted Subsidiary of Indebtedness (other than Non-Recourse Project Indebtedness) that is permitted to be incurred pursuant to another provision of this Section 6.1; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans, then the guarantee will be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and (B) a Non-Recourse Subsidiary of Indebtedness of any of its Subsidiaries that is also a Non-Recourse Subsidiary;
(xiii)    reserved;
(xiv)    Indebtedness that constitutes Non-Recourse Project Indebtedness that is incurred by a Non-Recourse Subsidiary and Preferred Equity or Disqualified Equity Interests issued by a Non-Recourse Subsidiary (including Preferred Equity or Disqualified Equity Interests outstanding at the time such Non-Recourse Subsidiary becomes a Restricted Subsidiary);
(xv)    guarantees by Non-Recourse Subsidiaries (other than any Non-Recourse Subsidiary Pledgee) in the ordinary course of business of obligations to suppliers, customers, franchisees and licensees related to such Non-Recourse Subsidiaries; provided that each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary;
(xvi)    Indebtedness representing deferred compensation to employees of Borrower or any of its Restricted Subsidiaries;
(xvii)    Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;
(xviii)    Indebtedness of Borrower and any Restricted Subsidiary of Borrower owed to TerraForm Power and its subsidiaries (other than Holdings and its Subsidiaries) with respect to any advances made by TerraForm Power to, or on behalf of, a Restricted Subsidiary pursuant to any equity capital contribution agreement, tax indemnity agreement or other agreement related to the tax equity financing of the applicable Project, in an aggregate outstanding principal amount as of the date of any incurrence pursuant to this clause (xviii) which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (xviii) and then outstanding, will not exceed $25,000,000 (“Permitted Intercompany Indebtedness”);
(xix)    reserved; and
(xx)    any Refinancing Indebtedness incurred with respect to the refinancing of any Indebtedness permitted under clause (ii), (iii) or (xviii) of this Section 6.1(a).
(b)    For purposes of determining compliance with this Section 6.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in paragraphs (a)(i) through (xxiii) of this Section 6.1 the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.1.
The accrual of interest or Preferred Equity or Disqualified Equity Interests dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Equity or Disqualified Equity Interests as Indebtedness due to a change in accounting principles and the payment of dividends on Preferred Equity or Disqualified Equity Interests in the form of additional shares of the same class of Preferred Equity or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Equity or Disqualified Equity Interests for purposes of this Section 6.1. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 6.1, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.1 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)     the Fair Market Value of such assets at the date of determination; and
(B)    the amount of the Indebtedness of the other Person.
With respect to any acquisition of a Permitted Business or long-term assets used or useful in a Permitted Business (whether by merger, consolidation or other business combination or the acquisition of Equity Interests), for purposes of determining whether:
(1)    any Indebtedness (including Acquired Debt) that is being incurred in connection with such acquisition is permitted to be incurred in compliance with this Section 6.1; and
(2)    whether any Lien being incurred to secure any such Indebtedness is permitted to be incurred in accordance with Section 6.2, any calculation of Consolidated Total Assets may be made, at the option of Borrower, using the date that the definitive agreement for such acquisition is entered into (the “Acquisition Agreement Date”) as the applicable date of determination of Consolidated Total Assets with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Total Assets”. For the avoidance of doubt, if Borrower elects to use the Acquisition Agreement Date as the applicable date of determination in accordance with the foregoing, any fluctuation or change in Consolidated Total Assets of Borrower or the Permitted Business or assets to be acquired subsequent to the Acquisition Agreement Date and prior to the consummation of such acquisition will not be taken into account for purposes of determining whether any Indebtedness (including Acquired Debt) that is being incurred in connection with such acquisition is permitted to be incurred in compliance with this Section 6.1, or whether any Lien being incurred to secure any such Indebtedness is permitted to be incurred in accordance with Section 6.2, but any Indebtedness, Investment or other transaction that is required to be given pro forma effect in accordance with the applicable adjustment provisions described above incurred or consummated after the Acquisition Agreement Date and on or prior to the consummation of such acquisition will be taken into account.
6.2.    Liens. Borrower will not, and will not permit any of its Subsidiaries to, create any Lien upon the whole or any part of the currently owned or after-acquired property of Borrower or any of its Subsidiaries or assets to secure any Indebtedness or any guarantee or indemnity in respect of any Indebtedness other than Permitted Liens.
6.3.    Restricted Payments.
(a)    Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Borrower or its Restricted Subsidiaries) or to the direct or indirect holders of Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as holders (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests or Preferred Equity) of Borrower or any of its Restricted Subsidiaries and other than dividends or distributions payable to Borrower or its Restricted Subsidiaries);
(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of Borrower or any direct or indirect parent entity of the Borrower other than Equity Interests held by Borrower or any of its Restricted Subsidiaries;
(3)    make any payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any subordinated Indebtedness (excluding any intercompany Indebtedness between or among Borrower and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement for value; or
(4)    make any Restricted Investment in any Person,
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”).
(b)    The preceding provisions will not prohibit:
(1)    the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with this Agreement, including this Section 6.3;
(2)    any Special Restricted Distribution;
(3)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings held by any current or former officer, director, employee or consultant of Borrower or any of its Restricted Subsidiaries or Holdings pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from (i) the sale of Equity Interests of Borrower received by Borrower or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of Borrower, any of its Restricted Subsidiaries or Holdings and (ii) key man life insurance policies received by Borrower or any of its Restricted Subsidiaries in such calendar year;
(4)    the defeasance, redemption, repurchase, repayment or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Refinancing Indebtedness permitted hereunder;
(5)    reserved;
(6)    reserved;
(7)    reserved;
(8)    reserved;
(9)    reserved;
(10)     Permitted Tax Distributions;
(11)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests in accordance with the charter, partnership agreement, limited liability company agreement or other governing documents of such Restricted Subsidiary or on a pro rata basis or a more favorable basis to Borrower or the Restricted Subsidiary that is the parent of the Restricted Subsidiary making such payment;
(12)    reserved;
(13)    the payment of other Restricted Payments by Borrower or any of its Restricted Subsidiaries; provided, that (A) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (B) Borrower shall be in compliance with a Debt Service Coverage Ratio of 1.20:1.00 or greater as calculated on the last day of most recently ended Fiscal Quarter; or
(14)    any payment made in respect of Permitted Intercompany Indebtedness.
(c)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment, without giving effect to subsequent changes in value. The Fair Market Value of any cash Restricted Payment shall be its face amount.
For purposes of determining compliance with this Section 6.3, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (13) of Section 6.3(b) or is entitled to be made as a Permitted Investment, the Borrower will be able to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (1) through (13) of Section 6.3(b) or as a Permitted Investment in any manner that otherwise complies with this Section 6.3.
6.4.    Restrictions on Subsidiary Distributions.
(a)    Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
(1)    pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Equity Interests or any other interest or participation in, or measured by, its profits;
(2)    pay any Indebtedness owed to Borrower or any other Restricted Subsidiary;
(3)    make loans or advances to Borrower or any other Restricted Subsidiary; or
(4)    transfer any of its properties or assets to Borrower or any other Restricted Subsidiary.
(b)    The provisions described in Section 6.4(a) hereof will not apply to:
(1)    encumbrances and restrictions existing under or by reason of this Agreement, each Guaranty and any Non-Recourse Project Indebtedness outstanding as of the Closing Date (as in effect as of the Closing Date, without giving effect to any amendment or modification in respect thereof);
(2)    encumbrances and restrictions imposed by provisions in agreements relating to Non-Recourse Project Indebtedness that is permitted by this Agreement to be incurred after the Closing Date; provided that the encumbrances and restrictions contained in any such agreements are not materially less favorable to the Lenders taken as a whole than the encumbrances and restrictions in agreements relating to Non-Recourse Project Indebtedness existing on the Closing Date;
(3)    reserved;
(4)    any agreement or instrument in effect on the Closing Date and specified on Schedule 6.4;
(5)    with respect to restrictions or encumbrances referred to in clause (a)(3) above, encumbrances and restrictions: (i) that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which Borrower or any Restricted Subsidiary is a party; and (ii) contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;
(6)    encumbrances or restrictions contained in any agreement or other instrument of (i) a Person acquired by the Borrower or any Restricted Subsidiary in effect at the time of such acquisition or (ii) an Unrestricted Subsidiary, at the time it is designated or deemed to become a Restricted Subsidiary, in each case, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the acquired or redesignated Person, or the property or assets of the acquired or redesignated Person, and was not put in place in contemplation of such event;
(7)    encumbrances or restrictions contained in contracts for sales of Equity Interests or assets permitted by Section 6.5 with respect to the assets or Equity Interests to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Equity Interests or assets or any of Borrower’s Subsidiaries by another Person;
(8)    encumbrances or restrictions existing under or by reason of applicable law, regulation or similar restriction or by governmental licenses, concessions, franchises or permits;
(9)    encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(10)    customary provisions in joint venture agreements and other similar agreements or arrangements (including limited liability company, limited partnership and similar agreements) relating to such joint venture entered into in the ordinary course of business;
(11)    in the case of clause (a)(3) above, customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations;
(12)    any encumbrance or restriction arising by reason of customary non-assignment provisions;
(13)    customary restrictions on fiduciary cash held by Borrower’s Restricted Subsidiaries;
(14)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements;
(15)    customary restrictions on the transfer of non-cash assets contained in power purchase agreements and similar agreements;
(16)    restrictions on Non-Recourse Subsidiaries (other than any Non-Recourse Subsidiary Pledgee) in documentation evidencing Project Obligations;
(17)    customary provisions in Hedge Agreements;
(18)    customary provisions contained in agreements entered into in the ordinary course of business or encumbrances or restrictions existing under or by reason of any Lien permitted to be incurred pursuant to Section 6.2;
(19)    encumbrances or restrictions contained in the charter, partnership agreement or limited liability company agreement or other governing documents of a Restricted Subsidiary relating to tax equity or similar financings;
(20)    any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, renewal, replacement or refinancing of Indebtedness incurred pursuant to, or that otherwise extends, renews, refunds, increases, supplements, modifies, refinances or replaces, an agreement, contract, obligation or instrument referred to in clauses (1), (2), (4), (6) or (7) of this Section 6.4(b) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1), (2), (4), (6) or (7) of this Section 6.4(b); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are not materially less favorable to the Lenders taken as a whole than the encumbrances and restrictions contained in such agreements and instruments referred to in clauses (1), (2), (4), (6) or (7) of this Section 6.4(b) (as determined in good faith by Borrower); or
(21)    any encumbrance or restriction under any of the Credit Documents.
For purposes of determining compliance with this Section 6.4, (1) the priority of any Preferred Equity or Disqualified Equity Interests in receiving dividends or distributions prior to dividends or distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Equity Interests and (2) the subordination of loans or advances made to Borrower or a Restricted Subsidiary to other Indebtedness incurred by Borrower or any such Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.
6.5.    Asset Sales.
(a)    Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:
(1)    Borrower (or the relevant Restricted Subsidiary, as the case may be) receives cash consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; provided, that, Fair Market Value shall be determined by an independent third-party appraiser in the case of Asset Sales of all or any portion of the Projects to TerraForm Power Operating, LLC or any of its Affiliates; and
(2)     Borrower shall apply the Net Asset Sale Proceeds therefrom to the prepayment of Loans to the extent required pursuant to Section 2.11(a).
6.6.    Transactions with Shareholders and Affiliates.
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service) with, or for the benefit of, any Affiliate of a Credit Party involving aggregate payments or consideration in excess of $5,000,000, unless:
(1)    such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis with third parties that are not Affiliates; and
(2)    with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case, having a value greater than $75,000,000, TerraForm PH II must approve such transaction.
(b)    Notwithstanding the foregoing, the restrictions set forth in this Section 6.6 will not apply to:
(1)    customary directors’ fees and expenses, indemnities and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee compensation, employee and director bonuses, employment agreements and arrangements or employee benefit arrangements, including stock options or legal fees, as determined in good faith by Borrower;
(2)    any Restricted Payment not prohibited by Section 6.3;
(3)    loans and advances (or guarantees to third party loans, but not any forgiveness of such loans or advances) to directors, officers or employees of Borrower or any Restricted Subsidiary made in the ordinary course of business and permitted by Section 6.1;
(4)    agreements and arrangements existing on the Closing Date, and the performance by the Borrower or any Restricted Subsidiary of their obligations thereunder and any amendments, modifications, replacements or supplements thereto; provided that any such amendments, modifications, replacements or supplements, taken as a whole, are not more disadvantageous to the Lenders in any material respect than the original agreements or arrangements as in effect on the Closing Date as determined by Borrower;
(5)    the issuance of securities pursuant to, or for the purpose of the funding of, employment arrangements, stock options and stock ownership plans, as long as the terms thereof are or have been previously approved by Borrower or the relevant Restricted Subsidiary’s governing Person or body;
(6)    transactions between or among the Credit Parties;
(7)    reserved;
(8)    reserved;
(9)    the existence of, or the performance by Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement relating thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Borrower or any of its Restricted Subsidiaries of, obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the Lenders in any material respect;
(10)    transactions with respect to which Borrower has obtained an opinion as to the fairness to Borrower and its Restricted Subsidiaries from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;
(11)    transactions with (i) Unrestricted Subsidiaries or (ii) Joint Ventures in which Borrower or a Subsidiary of Borrower holds or acquires an ownership interest (whether by way of Equity Interests or otherwise), in each case, so long as the terms of such transactions are, taken as a whole, at least as favorable to Borrower or the applicable Restricted Subsidiary as might reasonably have been obtained at such time from an unaffiliated party as determined by Borrower;
(12)    transactions between Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely as a result of the ownership by Borrower or any of the Restricted Subsidiaries of Equity Interests of such Person;
(13)    transactions with Persons solely in their capacity as holders of Indebtedness of Borrower or any of its Restricted Subsidiaries where such Persons are treated no more favorably than holders of Indebtedness of Borrower or such Restricted Subsidiaries generally;
(14)    Permitted Project Undertakings and Permitted Equity Commitments; and
(15)    transactions in respect of Permitted Intercompany Indebtedness.
6.7.    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and related, complementary, incidental, ancillary or similar businesses, including, for the avoidance of doubt, owning, developing, constructing, leasing, financing, selling and/or operating Clean Energy Systems (including entering into Hedge Agreements related to the same) and (ii) such other lines of business as may be consented to by Requisite Lenders.
6.8.    Permitted Activities of Project Holdcos. Except pursuant to agreements existing as of the Closing Date, no Project Holdco shall (a) incur any Indebtedness or any other obligation or liability whatsoever other than (i) the Indebtedness and obligations under this Agreement and the other Credit Documents, (ii) pursuant to intercompany loan agreements permitted hereunder, (iii) pursuant to Swap Contracts permitted hereunder and (iv) in connection with the sales of Persons or other assets permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now directly owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding Equity Interests of Non-Recourse Subsidiaries and other Subsidiaries of Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents, (iii) entering into Swap Contracts and intercompany loan agreements permitted hereunder and (iv) performing its obligations in connection with sales of Persons or other assets permitted hereunder; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, except as permitted pursuant to Section 6.5; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries, except as permitted pursuant to Section 6.5; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons. For the avoidance of doubt, in no event shall any Project Holdco (i) guaranty or otherwise provide any credit support in respect of any Indebtedness, Project Obligations, or other obligations of any other Project Holdco or any other Project Holdco’s subsidiaries, (ii) transfer, convey, lease or license any of its assets (or any Equity Interests directly or indirectly owned by it) to any other Project Holdco or any other Project Holdco’s subsidiaries, (iii) acquire any assets (or any Equity Interests directly or indirectly) owned by any other Project Holdco or any other Project Holdco’s subsidiaries, or (iv) consolidate with or merge with or into any other Project Holdco or any other Project Holdco’s subsidiaries.
6.9.    Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.
6.10.    Amendments or Waivers of Organizational Documents and Certain Other Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any termination, release, amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents (including any separateness provisions contained therein) if the effect of such termination, release, amendment, restatement, supplement, modification or waiver would reasonably be expected to (a) materially reduce the dividends or other distributions payable with respect to the Equity Interests retained by a Subsidiary of the Borrower following a sale, (b) result in the incurrence of (or, if following such termination, release, amendment, restatement, supplement, modification or waiver the applicable Person will no longer be a Credit Party or Subsidiary, permit such Person to incur) additional Indebtedness not permitted hereunder, in a manner adverse to the Borrower or the Lenders, or (c) otherwise be adverse to the interests of the Lenders in any material respect (as determined in good faith by Borrower). No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any termination, release, amendment, restatement, supplement or other modification to, or waiver of, any Material Contract to the extent such termination, release, amendment, restatement, supplement, modification or waiver could reasonably be expected to result in a Material Adverse Effect.
6.11.    Financial Covenant. Borrower shall not permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2016, to be less than 1.20:1.00.
6.12.    Amendments or Waivers of Acquisition Agreement. No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any waiver, supplement, modification or other amendment to any Acquisition Agreement, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).
6.13.    Permitted Activities of Holdings
. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement and the other Credit Documents; (b) create or suffer to exist any Lien upon any property or assets now directly owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party and Permitted Liens pursuant to clause 7 of the definition of Permitted Liens; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Borrower and (ii) performing its obligations and activities incidental thereto under the Credit Documents; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of the Borrower; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
SECTION 7.    GUARANTY
7.1.    Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
7.2.    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
7.3.    Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
7.4.    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) or valid release of a Guarantor in accordance with the Credit Documents. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)    Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or of the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or with the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
(f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, of any of the other Credit Documents, of any of the Hedge Agreements or of any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or of such Credit Document, of such Hedge Agreement or of any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set‑offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
7.5.    Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set‑offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, under the Hedge Agreements or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.6.    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.7.    Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof; provided that so long as (a) no Event of Default pursuant to Sections 8.1(a), 8.1(f) or 8.1(g) has occurred and is continuing and (b) the Secured Parties have not commenced an exercise of remedies, Borrower shall continue to be permitted to make Restricted Payments in accordance with Section 6.3(b)(12).
7.8.    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been paid in full. Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
7.9.    Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.10.    Financial Condition of Borrower. Any Loan may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes, to the extent permitted by applicable law, any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
7.11.    Bankruptcy, Etc. (%3) So long as any Guaranteed Obligations remain outstanding (other than contingent or indemnification obligations for which no claim has been made), no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(a)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(b)    In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
7.12.    Discharge of Guaranty Upon Sale of Guarantor. If (A) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or (B) a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 5.13, then in the case of clauses (A) and (B), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.
7.13.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) have been paid in full. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 8.    EVENTS OF DEFAULT
8.1.    Events of Default. If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder, in each case of this clause (ii) or with respect to voluntary prepayments of principal, within five Business Days after the date due; or
(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries (other than Immaterial Subsidiaries) to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) breach or default by any Credit Party with respect to, or termination of, any Material Contracts, to the extent such breach, default or termination could reasonably be expected to result in a Material Adverse Effect; or
(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, 5.1(q), 5.2, 5.18 or 6; or
(d)    Breach of Representations, Etc. (i) Any representation or warranty made by any Credit Party in Section 4.1, 4.3, 4.4, 4.17, 4.18, 4.22 or 4.25 of this Agreement shall be false in any material respect as of the date made or (ii) any other representation or warranty made by any Credit Party under any Credit Document shall be false in any material respect as of the date made; provided, however, that if (A) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, and (B) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied within 30 days (or if such incorrect representation or warranty is not susceptible to cure within 30 days, and such Credit Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such 30-day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed 60 days in the aggregate (inclusive of the original 30-day period)) from the date an Authorized Officer of Holdings has knowledge thereof; or
(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or in any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Member of Holdings or the board of directors (or similar governing body) of any of its Subsidiaries (other than Immaterial Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
(h)    Judgments and Attachments. At any time there shall exist money judgments, writs or warrants of attachment or similar process involving in the aggregate an amount in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) entered or filed against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) or any of their respective assets and such money judgments, writs or warrants of attachment or similar process remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or
(i)    Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
(j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate, results in or would reasonably be expected to result in liability of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in excess of $50,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower, any of the Guarantors or any of their respective ERISA Affiliates; or
(k)    Change of Control. A Change of Control shall occur; or
(l)    Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent and indemnification obligations for which no claim has been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder; (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral (for the avoidance of doubt, any pledge of Equity Interests shall constitute a material portion of the Collateral) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control; or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents.
THEN, (1) upon the occurrence of any Event of Default described in Sections 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans, and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.
SECTION 9.    AGENTS
9.1.    Appointment of Agents. Each of Citi, Morgan Stanley, Barclays, MLPFS, GS Bank, and Macquarie Capital is hereby appointed a Bookrunnner hereunder and each Lender hereby authorizes each of Citi, Morgan Stanley, Barclays, MLPFS, GS Bank, and Macquarie Capital to act as a Bookrunner in accordance with the terms hereof and of the other Credit Documents. UBSS is hereby appointed Co-Manager hereunder and each Lender hereby authorizes UBSS to act as Co-Manager in accordance with the terms hereof and of the other Credit Documents. Citi is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Citi to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents, Lenders and Lender Counterparties and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Each of the Co-Manager, any Bookrunner and any Agent described in clause (v) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.
9.2.    Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein.
9.3.    General Immunity.
(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including, for the avoidance of doubt, refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
(c)    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
9.4.    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
9.5.    Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
9.6.    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
9.7.    Successor Administrative Agent and Collateral Agent.
(a)    Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Citi or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Citi or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(b)    In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent and with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.
9.8.    Collateral Documents and Guaranty.
(a)    Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders and for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale or other disposition.
(c)    Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(i) of this Agreement and Section 10 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).
(d)    Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or in any other Credit Document, when all Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(e)    Notwithstanding anything to the contrary contained herein or any other Credit Document, in connection with a sale or disposition of property permitted by this Agreement, upon request of Borrower, Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in such property.
(f)    The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.9.    Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 9.9. The agreements in this Section 9.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
9.10.    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3 allowed in such judicial proceeding); and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 10.    MISCELLANEOUS
10.1.    Notices.
(a)    Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Manager, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided, further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.
(b)    Electronic Communications.
(i)    Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(ii)    Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrants the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
(iv)    Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
(v)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(c)    Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
10.2.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, and, except as may be agreed separately in writing, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the actual and reasonable costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work‑out” or pursuant to any insolvency or bankruptcy cases or proceedings.
10.3.    Indemnity.
(a)    In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee or from a material breach of the funding obligations of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    Each Credit Party also agrees that no Lender or Agent nor any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of the funding obligations of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
10.4.    Set‑Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.14 and 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.
10.5.    Amendments and Waivers.
(a)    Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)    increase the Commitment of any Lender;
(ii)    extend the scheduled final maturity of any Loan or Note;
(iii)    other than pursuant to Section 2.22, waive, reduce or postpone any scheduled repayment (but not prepayment);
(iv)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee or any premium payable hereunder;
(v)    extend the time for payment of any such interest, fees or premium;
(vi)    reduce the principal amount of any Loan;
(vii)    amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(viii)    amend, modify, terminate or waive Section 2.2(a) or Section 2.14 or amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;
(ix)    release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release);
(x)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or
(xi)    amend, modify or waive any provision of Section 9.2 of the Pledge and Security Agreement.
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (viii), (ix) and (x).
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
(i)    amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Excluded Hedge Obligations,” “Lender Counterparty,” “Hedge Agreement,” “Obligations,” “Qualified ECP Guarantor,” “REC Hedge,” “Secured Obligations” or “Swap Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or
(ii)    amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable.
(d)    Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party. Any such amendments, modifications, waivers or consents shall be executed by (i) Borrower, (ii) Administrative Agent, and (iii) each Lender and any other party to this Agreement to the extent expressly required pursuant to Sections 10.5(a), (b) or (c), as applicable.
10.6.    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):
(i)    to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and
(ii)    to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” with the consent (except in the case of assignments of Loans made by or to the Arrangers) of Administrative Agent (such consent not to be unreasonably withheld or delayed) provided, further, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (w) $1,000,000, (x) such lesser amount as agreed to by Borrower (so long as no Event of Default has occurred that is then continuing) and Administrative Agent, (y) the aggregate amount of the Loans of the assigning Lender or (z) the amount assigned by an assigning Lender to (1) an Affiliate or Related Fund of such Lender or (2) another Lender.
(d)    Mechanics.
(i)    Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Administrative Agent or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender). Notwithstanding anything herein to the contrary, the Administrative Agent shall have no responsibility for monitoring or enforcing the prohibition on assignments to Ineligible Institutions set forth in this Agreement.
(ii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender, hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(e)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.
(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with outstanding Loans of the assignee and/or the assigning Lender.
(g)    Participations.
(i)    Each Lender shall have the right at any time to sell one or more participations to any Person (other than an Ineligible Institution (solely to the extent the list of Ineligible Institutions has been made available to all Lenders), Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.
(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
(iii)    Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non‑U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless it complies with Section 2.17(c) as though it were a Lender (it being understood that any such form required by Section 2.17(c) shall be delivered to the applicable Lender and not the Borrower or Administrative Agent); provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.
(h)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(i)    No Assignments or Participations to Ineligible Institutions. Notwithstanding anything to the contrary herein, no assignment may be made or, to the extent the list of Ineligible Institutions has been provided to all Lenders, participation sold to an Ineligible Institution. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no responsibility for monitoring or enforcing the prohibition on the sale of participation to an Ineligible Institutions set forth in this Agreement.
10.7.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8.    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, payment of the Loans and the termination hereof.
10.9.    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10.    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11.    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12.    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.13.    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14.    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
10.15.    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR TO ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
10.16.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17.    Confidentiality. Each Agent and each Lender shall hold all non‑public information regarding Borrower and its Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory, quasi-regulatory or self-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.
10.18.    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
10.19.    Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.20.    PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
10.21.    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.22.    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
10.23.    Entire Agreement. All of the Arrangers’ obligations and agreements shall terminate and be superseded by the Credit Documents and the Arrangers and their Affiliates shall be released from all liability in connection with any such obligations or agreement, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
TERRAFORM PRIVATE OPERATING II, LLC

By:	/s/ Rebecca Cranna
Name: Rebecca Cranna
Title: Authorized Representative
TERRAFORM PRIVATE II, LLC

By:	/s/ Rebecca Cranna
Name: Rebecca Cranna
Title: Authorized Representative
TERRAFORM UTILITY SOLAR XIX HOLDONGS, LLC

By:	/s/ Rebecca Cranna
Name: Rebecca Cranna
Title: Authorized Representative
TERRAFORM IWG ACQUISITION HOLDINGS III, LLC

By:	/s/ Rebecca Cranna
Name: Rebecca Cranna
Title: Authorized Representative
TERRAFORM IWG ONTARIO HOLDINGS GRANDPARENT, LLC

By:	/s/ Rebecca Cranna
Name: Rebecca Cranna
Title: Authorized Representative
TERRAFORM IWG ACQUISITION ULTIMATE HOLDINGS II, LLC

By:	/s/ Rebecca Cranna
Name: Rebecca Cranna
Title: Authorized Representative

CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Sandip Sen
Name: Sandip Sen
Title: Managing Director/Vice President

CITIGROUP GLOBAL MARKETS INC.,
as an Arranger and Bookrunner

By:	/s/ Sandip Sen
Name: Sandip Sen
Title: Managing Director/Vice President

MORGAN STANLEY SENIOR FUNDING, INC.,
as an Arranger, Bookrunner and a Lender

By:	/s/ Julie Lilienfeld
Name: Julie Lilienfeld
Title: Authorized Signatory

BARCLAYS BANK PLC,
as an Arranger, Bookrunner and a Lender

By:	/s/ Vanessa Kurbatskiy
Name: Vanessa Kurbatskiy
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as an Arranger and a Bookrunner

By:	/s/ Authorized Signatory
Name: Autorized Signatory
Title: Managing Director

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ JB Meanor II
Name: JB Meanor II
Title: Managing Director

GOLDMAN SACHS BANK USA,
as an Arranger, a Bookrunner and a Lender
By:/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

MACQUARIE CAPITAL (USA) INC.,
as an Arranger and a Bookrunner

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Managing Director

By:	/s/ Michael Barrish
Name: Michael Barrishi
Title: Managing Director

MIHI LLC,
as a Lender

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Authorized Signatory

By:	/s/ Michael Barrish
Name: Michael Barrish
Title: Authorized Signatory

UBS SECURITIES, LLC,
as Co-Manager

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

APPENDIX A
TO
CREDIT AND GUARANTY AGREEMENT
Closing Date Commitments

Lender	Loan Commitment	Pro Rata Share
Citibank, N.A.	$100,000,000	20%
Morgan Stanley Senior Funding, Inc.	$100,000,000	20%
Barclays Bank PLC	$100,000,000	20%
Bank of America, N.A.	$50,000,000	10%
Goldman Sachs Bank USA	$50,000,000	10%
MIHI LLC	$50,000,000	10%
UBS AG, Stamford Branch	$50,000,000	10%
Total	$500,000,000	100%

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
TERRAFORM PRIVATE II, LLC AND ITS SUBSIDIARIES

TerraForm Private II, LLC
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention: Chief Financial Officer
Attention: General Counsel

with a copy to:

TerraForm Private Operating II, LLC
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention: Chief Financial Officer
Attention: General Counsel

CITIBANK, N.A.,
Administrative Agent’s Principal Office and as Lender:

1615 Brett Road
New Castle, Delaware 19720
Attn: TerraForm Private Operating II